EXHIBIT 10.1

FORM OF NOTE PURCHASE AGREEMENT

APX GROUP, INC., as the Issuer,

the Guarantors from time to time party hereto

and

the Purchaser listed on the signature pages hereto

$300,000,000

8.875% SENIOR SECURED NOTES DUE 2022

NOTE PURCHASE AGREEMENT

Dated as of October 19, 2015

Reference is made to the Intercreditor and Collateral Agency Agreement, dated as of November 16, 2012, among APX Group, Inc., a Delaware corporation, the other grantors party thereto, Bank of America, N.A., in its capacity as collateral agent for the Credit Agreement Secured Parties (as defined therein) and Wilmington Trust, National Association, in its capacity as collateral agent for the Senior Secured Notes Secured Parties (as defined therein), and each additional collateral agent from time to time party thereto as collateral agent for any First Lien Obligations (as defined therein) of any other Class (as defined therein), and as it may be amended from time to time (the “Intercreditor Agreement”). Each Holder, by its acceptance of a Note, (a) consents to the terms of the Intercreditor Agreement, including the priority of payment provisions of such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into a joinder to the Intercreditor Agreement as “Collateral Agent,” and on behalf of such Holder.

TABLE OF CONTENTS

		Page
ARTICLE 1

DEFINITIONS

Section 1.01	Definitions	1

Section 1.02	Other Definitions.	33

Section 1.03	Rules of Construction	34

Section 1.04	Acts of Holders	35

Section 1.05	Timing of Payment	35

ARTICLE 2

THE NOTES

Section 2.01	Form and Dating; Terms	36

Section 2.02	Execution and Authentication	36

Section 2.03	Registrar, Transfer Agent and Paying Agent	36

Section 2.04	Paying Agent to Hold Money in Trust	37

Section 2.05	Holder Lists.	37

Section 2.06	Transfer and Exchange	37

Section 2.07	Replacement Notes	38

Section 2.08	Outstanding Notes	38

Section 2.09	Treasury Notes	38

Section 2.10	Cancellation	38

Section 2.11	Defaulted Interest	38

Section 2.12	CUSIP Numbers; ISINs	39

ARTICLE 3

SALE AND PURCHASE OF NOTES

Section 3.01	Sale and Purchase of the Notes	39

ARTICLE 4

CLOSING

Section 4.01	Closing	39

ARTICLE 5

CLOSING CONDITIONS

Section 5.01	Representations and Warranties	39

Section 5.02	Compliance Certificate	39

Section 5.03	Opinion of Counsel for the Issuer and the Guarantors	40

Section 5.04	Performance; Ability to Incur Indebtedness	40

Section 5.05	Changes in Organization Structure; Change of Control.	40

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EXHIBITS

Appendix A	Provisions Relating to Notes

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Opinions
Exhibit E	Form of Joinder to the Note Purchase Agreement

Schedule I

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This Note Purchase Agreement is dated as of October 19, 2015, among APX Group, Inc., a Delaware corporation, the Guarantors (as defined herein) from time to time party hereto and the Purchaser listed on the signature pages hereto, as purchaser (the “Purchaser”), and Wilmington Trust, National Association, as Collateral Agent for the Notes (as defined below).

W I T N E S S E T H

WHEREAS, the Issuer (as defined herein) has duly authorized the creation and issuance of $300,000,000 aggregate principal amount of the Issuer’s 8.875% Senior Secured Notes due 2022 (the “Notes”);

WHEREAS, the Issuer and each of the Guarantors has duly authorized the execution and delivery of this Note Purchase Agreement;

NOW, THEREFORE, the Issuer, the Guarantors, the Purchaser and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“2019 Notes” means the $925,000,000 in aggregate principal amount of the Issuer’s 6.375% Senior Secured Notes due 2019.

“2019 Notes Indenture” means the Indenture for the 2019 Notes dated as of November 16, 2012, as supplemented, among the Issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee and collateral agent.

“2020 Notes” means the $930,000,000 in aggregate principal amount of the Issuer’s 8.75% Senior Notes due 2020.

“2020 Notes Indenture” means the Indenture for the 2020 Notes, dated November 16, 2012, as supplemented, among the Issuer, the guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee.

“2GIG Disposition” means the direct or indirect sale, transfer or other disposition of all or substantially all of the assets of 2GIG Technologies, Inc. (for the avoidance of doubt, including a sale, transfer or other disposition of Capital Stock of any Person owning such assets so long as substantially all of the assets of such Person consists of such assets).

“Acquired Indebtedness” means, with respect to any specified Person,

(a) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Restricted Subsidiary of such specified Person, and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Transactions” means the Merger and the transactions contemplated by the Transaction Agreement, the repayment and refinancing of certain Indebtedness, the issuance of the 2019 Notes and borrowings under the Senior Secured Credit Facilities, in each case on November 16, 2012, the payment of transaction fees and expenses and other transactions in connection therewith or incidental thereto.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Issuer or a Guarantor from another Guarantor, which in each case constitutes Collateral.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(a) 1.0% of the principal amount of such Note, and

(b) the excess, if any, of (i) the present value at such Redemption Date of (A) the redemption price of such Note at December 1, 2018 (such redemption price being set forth in the table set forth in Section 8.06(b) hereof), plus (B) all required remaining scheduled interest payments due on such Note through December 1, 2018 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points over (ii) the then outstanding principal amount of such Note.

“Asset Sale” means:

(a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions (including by way of a Sale and Lease-Back Transaction), of property or assets of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(b) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 9.09 hereof), whether in a single transaction or a series of related transactions;

in each case, other than:

(i) any disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(ii) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described under Section 10.01 hereof or any disposition that constitutes a Change of Control pursuant to this Note Purchase Agreement;

(iii) the making of any Restricted Payment that is permitted to be made, and is made, under Section 9.07 hereof or any Permitted Investment;

(iv) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $25.0 million;

(v) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

(vi) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended, or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(vii) the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(viii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(ix) foreclosures, condemnation, expropriation or any similar action with respect to assets or the granting of Liens not prohibited by this Note Purchase Agreement;

(x) sales of accounts receivable, or participations therein, or Securitization Assets (other than royalties or other revenues (except accounts receivable)) or related assets in connection with any Qualified Securitization Facility or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business;

(xi) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Note Purchase Agreement;

(xii) the sale, discount or other disposition of inventory, accounts receivable or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(xiii) the licensing or sub-licensing of intellectual property or other general intangibles in the ordinary course of business, other than the licensing of intellectual property on a long-term basis;

(xiv) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(xv) the unwinding of any Hedging Obligations;

(xvi) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xvii) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Issuer are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(xviii) the issuance by a Restricted Subsidiary of Preferred Stock or Disqualified Stock that is permitted under Section 9.09 hereof;

(xix) the granting of a Lien that is permitted under Section 9.12 hereof;

(xx) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable law; and

(xxi) the 2GIG Disposition; provided, however, that if the net proceeds therefrom (determined in accordance with the definition of “Net Proceeds” as if the 2GIG Disposition was an Asset Sale) are not applied in accordance with Section 9.07(b)(xvii) within the time period provided for the application of Net Proceeds in Section 9.10(b) (without giving effect to any extensions of such period permitted thereunder in connection with binding commitments), such disposition shall be deemed an Asset Sale, and the Net Proceeds therefrom shall be applied in accordance with Section 9.10.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer and other cash management arrangements.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (i) that were not included on the consolidated balance sheet of the Issuer as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations due to a change in accounting treatment or otherwise, shall for all purposes under this Note Purchase Agreement (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as capital lease obligations, Capitalized Lease Obligations or Indebtedness.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary established by the Issuer for the primary purpose of insuring the businesses or properties owned or operated by the Issuer or any of its Subsidiaries or (ii) any Subsidiary of any such insurance subsidiary established for the same primary purpose described in clause (i) above.

“Cash Equivalents” means:

(a) United States dollars;

(b) (i) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(ii) in such local currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and Eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million;

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d), (g) and (h) entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(k) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(l) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition; and

(m) investment funds investing at least 95% of their assets in securities of the types described in clauses (a) through (l) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided, that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(a) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Subsidiaries or Holdings and its Subsidiaries, in each case, taken as a whole, to any Person other than any Permitted Holder or any Subsidiary Guarantor; or

(b) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parent holding companies, other than in connection with any transaction or series of transactions in which the Issuer shall become the Wholly-Owned Subsidiary of a Parent Company.

“Collateral” means all assets of the Issuer and the Guarantors, whether real, personal or mixed, with respect to which a Lien is granted (or purported to be granted) as security for any Notes Obligations (including proceeds and products thereof).

“Collateral Agent” means Wilmington Trust, National Association, acting in its capacity as a collateral agent under this Note Purchase Agreement for the benefit of the Secured Parties, or any successor thereto in such capacity.

“Collateral Documents” means, collectively, the security agreements, including the Security Agreement and any joinder thereto, pledge agreements, mortgages, collateral assignments, deeds of trust and all other pledges, agreements, financing statements, patent, trademark or copyright filings, mortgages or other filings or documents that create or purport to create a Lien in the Collateral in favor of the Collateral Agent and the Intercreditor Agreement and any joinder thereto, in each case as they may be amended or supplemented from time to time, and any instruments of assignment, control agreements, lockbox letters or other instruments or agreements executed pursuant to the foregoing.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees related to any Qualified Securitization Facility of such Person, including the amortization of intangible assets, deferred financing costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net

Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (r) annual agency fees paid to the administrative agents and collateral agents under any Credit Facilities, (s) costs associated with obtaining Hedging Obligations, (u) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Acquisition Transactions or any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (w) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees and expenses and discounted liabilities, (x) any expensing of bridge, commitment and other financing fees and any other fees related to the Acquisition Transactions or any acquisitions after the Issue Date, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities and any prepayment premium or penalty); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, that, without duplication,

(a) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, restructuring and duplicative running costs, relocation costs, integration costs, facility consolidation and closing costs, severance costs and expenses, one-time compensation charges, costs relating to pre-opening and opening costs for facilities, signing, retention and completion bonuses, costs incurred in connection with any strategic initiatives, transition costs, costs incurred in connection with acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs and new systems design, retention charges, system establishment costs and implementation costs) and operating expenses attributable to the implementation of cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(c) any net after-tax effect of gains or losses on disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, shall be excluded;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions (including, for the avoidance of doubt, bulk subscriber contract sales) or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business shall be excluded; provided that bulk subscriber contract sales in excess of $10.0 million per annum shall not be considered ordinary course;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) solely for the purpose of determining the amount available for Restricted Payments under clause (C)(1) of Section 9.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions in the Notes or this Note Purchase Agreement), unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided, that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in Cash Equivalents (or to the extent converted into Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Acquisition Transactions or any consummated acquisition or joint venture investment or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any equity-based or non-cash compensation charge or expense including any such charge or expense arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management, other employees or business partners of the Issuer or any of its direct or indirect parent companies, shall be excluded;

(k) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, Asset Sale, disposition, incurrence or repayment of Indebtedness (including such fees, expenses or charges related to the offering and issuance of the Notes, the Existing Notes and the related guarantees thereof and other securities and the syndication and incurrence of any Credit Facilities), issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Existing Notes and the related guarantees thereof and other securities and any Credit Facilities) and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification 805), shall be excluded;

(l) accruals and reserves that are established or adjusted within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation, shall be excluded; and

(o) the following items shall be excluded:

(i) any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging;

(ii) any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk) and any other foreign currency translation gains and losses, to the extent such gain or losses are non-cash items;

(iii) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable regulation;

(iv) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks; and

(v) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Note Purchase Agreement.

Notwithstanding the foregoing, for the purpose of Section 9.07 hereof only (other than clause (C)(4) of Section 9.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (C)(4) of Section 9.07(a) hereof.

“Consolidated Secured Debt Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the property of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer as of such date to (b) EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur minus Cash Equivalents included on the consolidated balance sheet of the Issuer as of such date to (b) EBITDA of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments, as determined in accordance with GAAP (excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, all obligations relating to Qualified Securitization Facilities) and (b) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase accounting in connection with the Acquisition Transactions or any acquisition); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit and (B) Hedging Obligations existing on the Issue Date or otherwise permitted by Section 9.09(b)(x) hereof. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Note Purchase Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Office” means the office of the Issuer at which any time its business related to this Note Purchase Agreement shall be administered, which office at the date hereof is 4931 North 300 West Provo, Utah 84604, Attention: General Counsel, or such other address as the Issuer may designate from time to time by notice to the Holders.

“Credit Agreement” means that certain Credit Agreement, dated as of November 16, 2012, as amended and restated as of June 28, 2013 and as further amended and restated as of March 6, 2015, by and among the Issuer, Holdings, the Credit Agreement Collateral Agent and the lenders and other parties party thereto.

“Credit Agreement Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under the Credit Agreement.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided, that such increase in borrowings or issuances is permitted under Section 9.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Debt Fund Affiliate” means (i) any fund managed by, or under common management with, GSO Capital Partners LP, (ii) any fund managed by GSO Debt Funds Management LLC, Blackstone Debt Advisors L.P., Blackstone Distressed Securities Advisors L.P., Blackstone Mezzanine Advisors L.P. or Blackstone Mezzanine Advisors II L.P. and (iii) any other Affiliate of the Investors that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuer, less the amount of Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (C) of Section 9.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof), in each case pursuant to any stock subscription or shareholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(a) increased (without duplication) by the following, in each case (other than with respect to clauses (viii) and (xi)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) provision for taxes based on income or profits or capital, including, without limitation, federal, state, franchise, and similar taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada), and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and the net tax expense associated with any adjustments made pursuant to clauses (a) through (o) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(q) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any restructuring charges or reserves, equity-based or non-cash compensation charges or expenses including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, retention charges (including charges or expenses in respect of incentive plans), start-up or initial costs for any project or new production line, division or new line of business or other business optimization expenses or reserves including, without limitation, costs or reserves associated with improvements to IT and accounting functions, integration and facilities opening costs or any one-time costs incurred in connection with acquisitions and Investments and costs related to the closure and/or consolidation of facilities; plus

(v) any other non-cash charges, including any write-offs or write-downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(vi) the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly-Owned Subsidiary; plus

(vii) the amount of management, monitoring, consulting, advisory fees and other fees (including termination fees) and indemnities and expenses paid or accrued in such period under the Support and Services Agreement or otherwise to the Investors to the extent otherwise permitted under Section 9.11 hereof; plus

(viii) the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Issuer in good faith to result from actions taken, committed to be taken or expected in good faith to be taken no later than eighteen (18) months (or twelve (12) months in the case of any restructuring, cost savings initiative or other action (other than a merger, or other business combination, acquisition or divestiture)) after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided, that such cost savings and synergies are reasonably identifiable and factually supportable (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions); plus

(ix) the amount of loss or discount on sale of receivables, Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(x) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (C) of Section 9.07(a) hereof; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii) any net loss from disposed, abandoned or discontinued operations; plus

(xiii) [reserved]; plus

(xiv) interest income or investment earnings on retiree medical and intellectual property, royalty or license receivables; plus

(xv) costs, expenses or charges during such period relating to selling, equipping and installing new alarm systems and other products used in the business in connection with new subscriber acquisition of the Issuer and the Restricted Subsidiaries, in each case to the extent deducted from Consolidated Net Income in accordance with GAAP;

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) any net income from disposed, abandoned or discontinued operations.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale or issuance of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(a) public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(b) issuances to any Subsidiary of the Issuer; and

(c) any such public or private sale or issuance that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” has the meaning set forth in the Security Agreement.

“Excluded Contribution” means any net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer after the Acquisition Transactions from

(a) contributions to its common equity capital; and

(b) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (C) of Section 9.07(a) hereof.

“Existing Notes” means the 2019 Notes and the 2020 Notes.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“First Lien Obligations” means Priority Payment Lien Obligations, the Notes Obligations and Pari Passu Lien Indebtedness.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation or discontinued operation (including the Acquisition Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, synergies and operating expense reductions resulting from such Investment, acquisition, merger, amalgamation or consolidation (including the Acquisition Transactions) which is being given pro forma effect that have been or are expected to be realized based on actions taken, committed to be taken or expected in good faith to be taken within 18 months). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, or the District of Columbia, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means (1) generally accepted accounting principles in the United States of America which are in effect on the Issue Date or (2) if elected by the Issuer by written notice to the Holders in connection with the delivery of financial statements and information, the accounting standards and interpretations (“IFRS”) adopted by the International Accounting Standard Board, as in effect on the first date of the period for which the Issuer is making such election; provided, that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided after such election pursuant to this Note Purchase Agreement shall be prepared on the basis of IFRS, (c) from and after such election, all ratios, computations and other determinations based on GAAP contained in this Note Purchase Agreement shall be computed in conformity with IFRS, (d) in connection with the delivery of financial statements (x) for any of its first three financial quarters of any financial year, it shall restate its consolidated interim financial statements for such interim financial period and the comparable period in the prior year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date and (y) for delivery of audited annual financial information, it shall provide consolidated historical financial statements prepared in accordance with IFRS for the prior most recent fiscal year to the extent previously prepared in accordance with GAAP as in effect on the Issue Date.

“Grantors” means the Issuer and the Guarantors.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Note Purchase Agreement and the Notes.

“Guarantor” means (i) Holdings and (ii) each Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Note Purchase Agreement.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency or commodity risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means APX Group Holdings, Inc., a Delaware corporation and the direct parent of the Issuer.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(iv) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided, that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, or (b) obligations under or in respect of Qualified Securitization Facilities, operating leases or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations); provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Note Purchase Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Intercreditor Agreement” means the Intercreditor and Collateral Agency Agreement, dated as of November 16, 2012, among the Credit Agreement Collateral Agent and the collateral agent for the 2019 Notes, and as acknowledged by the Issuer and each Guarantor (each as defined therein), as it may be amended or supplemented from time to time, including any joinders thereto.

“Interest Payment Date” means June 1 and December 1 of each year to stated maturity.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or if the applicable securities are not then rated by Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to employees, directors, officers, managers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 9.07 hereof:

(a) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in Cash Equivalents by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Investors” means any of Blackstone Capital Partners VI L.P. and any of its Affiliates, but not including, however, any of its or such Affiliates’ portfolio companies.

“Issue Date” means October 19, 2015.

“Issuer” means APX Group, Inc., a Delaware corporation and its successors.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided, that in no event shall an operating lease be deemed to constitute a Lien.

“Management Stockholders” means the members of management (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct parent) who are holders of Equity Interests of any direct or indirect parent companies of the Issuer on the Issue Date or will become holders of such Equity Interests from time to time thereafter.

“Merger” means the merger of APX Group, Inc., V Solar Holdings, Inc. and 2GIG Technologies, Inc. with and into 313 Group Inc., 313 Solar Inc. and 313 Technologies Inc., respectively, pursuant to the Transaction Agreement.

“Merger Subs” means 313 Group Inc., 313 Solar Inc. and 313 Technologies Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate Cash Equivalents proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, payments made in order to obtain a necessary consent or required by applicable law, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, other fees and expenses, including title and recordation expenses, taxes paid or payable as a result thereof or any transactions occurring or deemed to occur to effectuate a payment under this Note Purchase Agreement (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness or amounts required to be applied to the repayment of Indebtedness secured by a Lien on such assets and required (other than required by clause (i) of Section 9.10(b) hereof) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Note Purchase Agreement” means this Note Purchase Agreement, as amended, supplemented or otherwise modified from time to time.

“Notes Obligations” means Obligations in respect of the Notes, the Guarantees and this Note Purchase Agreement.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Note Purchase Agreement. Unless otherwise indicated, Officer’s Certificate shall refer to a certificate of an Officer of the Issuer.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Issuer.

“Parent Company” means any Person so long as such Person directly or indirectly holds 100.0% of the total voting power of the Capital Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50.0% or more of the total voting power of the Voting Stock of such Person.

“Pari Passu Lien Indebtedness” means the 2019 Notes and any additional Secured Indebtedness that is ranked pari passu with the Notes and is permitted to be incurred pursuant to the terms of this Note Purchase Agreement; provided that (i) the representative of such Pari Passu Lien Indebtedness executes a joinder agreement to the Intercreditor Agreement and, if applicable, to the other Collateral Documents, in each case in the form attached thereto, agreeing to be bound thereby and (ii) the Issuer has designated such Indebtedness as “Pari Passu Lien Indebtedness” thereunder.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any Cash Equivalents received must be applied in accordance with Section 9.10 hereof; provided, further, that the assets received are pledged as Collateral to the extent required by the Collateral Documents to the extent that the assets disposed of constituted Collateral.

“Permitted Holders” means any of the Investors and Management Stockholders and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that in the case of such group and without giving effect to the existence of such group or any other group, such Investors and Management Stockholders, collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Note Purchase Agreement will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) any Investment in the Issuer or any of its Restricted Subsidiaries;

(b) any Investment in Cash Equivalents or Investment Grade Securities;

(c) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line, including research and development and related assets in respect of any product) that is engaged directly or through entities that will be Restricted Subsidiaries in a Similar Business if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation or transfer;

(d) any Investment in securities or other assets, including earn-outs, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 9.10(a) hereof or any other disposition of assets not constituting an Asset Sale;

(e) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any such Investment or binding commitment existing on the Issue Date; provided, that the amount of any such Investment may be increased in such extension, modification or renewal only (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or (ii) as otherwise permitted under this Note Purchase Agreement;

(f) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(ii) in exchange for any other Investment or accounts receivable, indorsements for collection or deposit held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(iii) in satisfaction of judgments against other Persons; or

(iv) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 9.09(b)(x) hereof;

(h) any Investment in a Similar Business taken together with all other Investments made pursuant to this clause (h) that are at that time outstanding not to exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(i) Investments the payment for which consists of Equity Interests (other than Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, that such Equity Interests will not increase the amount available for Restricted Payments under clause (C) of Section 9.07(a) hereof;

(j) guarantees of Indebtedness permitted under Section 9.09 hereof, performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Issuer or any Restricted Subsidiary in compliance with Section 9.12 hereof;

(k) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 9.11(b) hereof (except transactions described in clauses (ii), (v) and (ix) of Section 9.11(b) hereof);

(l) Investments consisting of purchases or other acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(m) Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (m) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(n) Investments in or relating to a Securitization Subsidiary that, in the good faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(o) advances to, or guarantees of Indebtedness of, employees not in excess of $15.0 million outstanding in the aggregate;

(p) loans and advances to employees, directors, officers, managers and consultants (i) for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

(q) advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries;

(r) any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(s) Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(t) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(u) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(v) repurchases of Notes;

(w) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(x) Investments consisting of promissory notes issued by the Issuer or any Guarantor to future, present or former officers, directors and employees, members of management, or consultants of the

Issuer or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is a permitted by Section 9.07 hereof;

(y) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(z) Investments (i) by the Captive Insurance Subsidiary made in the ordinary course of its business or consistent with past practice, and (ii) in the Captive Insurance Subsidiary in the ordinary course of business or required under statutory or regulatory authority applicable to such Captive Insurance Subsidiary; and

(aa) Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (aa) that are at that time outstanding, not to exceed the greater of (i) $25.0 million and (ii) 1.0% of Total Assets (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Issue Date;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person and exceptions on title policies insuring liens granted on Mortgaged Properties (as defined in the Senior Secured Credit Facilities);

(f) Liens securing Obligations relating to any Indebtedness permitted to be incurred pursuant to clause (iv), (xii)(B), (xiii) or (xxiii) of Section 9.09(b) hereof; provided, that (a) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred pursuant to clause (xiii) relate only to Obligations relating to Refinancing Indebtedness that (x) is secured by Liens on the same assets as the assets securing the Refinancing Indebtedness or (y) extends, replaces, refunds, refinances, renews or defeases. Indebtedness incurred or Disqualified Stock or Preferred Stock issued under clause (iii), (iv), (xii) or (xiii) of Section 9.09(b) hereof, (b) Liens securing Obligations relating to Indebtedness permitted to be incurred pursuant to clause (xxiii) of Section 9.09(b) extend only to the assets of Restricted Subsidiaries of the Issuer that are not Guarantors, and (c) Liens securing Obligations relating to any Indebtedness, Disqualified Stock or Preferred Stock to be incurred pursuant to clause (iv) of Section 9.09(b) hereof extend only to the assets so purchased, leased or improved;

(g) Liens existing on the Issue Date (including Liens securing any Refinancing Indebtedness of any Indebtedness secured by such Liens);

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 9.09 hereof;

(k) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or trade letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(o) Liens in favor of the Issuer or any Subsidiary Guarantor;

(p) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(q) Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(r) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and proceeds and products thereof, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien under this Note Purchase Agreement, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums and accrued and unpaid interest) related to such modification, refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(t) Liens (including, for the avoidance of doubt, Liens on Collateral) securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (i) $50.0 million and (ii) 2.0% of Total Assets (in each case, determined as of the date of such incurrence);

(u) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(v) Liens securing judgments for the payment of money not constituting an Event of Default under clause (v) of Section 11.01(a) hereof so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 9.09 hereof; provided, that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(bb) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(ee) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Note Purchase Agreement;

(ff) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii) Liens on the assets of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Note Purchase Agreement to be incurred;

(jj) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Note Purchase Agreement to be applied against the purchase price for such Investment;

(kk) any interest or title of a lessor, sub-lessor, licensor or sub-licensor or secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of the Restricted Subsidiaries in the ordinary course of business;

(ll) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm) Liens securing the Notes Obligations relating to the Notes (and the Guarantees) issued on the Issue Date;

(nn) (x) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) permitted to be incurred pursuant to Section 9.09 (including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving effect to such incurrence and such Liens the Consolidated Secured Debt Ratio of the Issuer and its Restricted Subsidiaries shall be equal to or less than 4.00 to 1.0 for the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Lien is incurred; provided that to the extent such Liens are on Collateral, an authorized representative of the holders of such Indebtedness and the Collateral Agent shall execute (i) a joinder to the Intercreditor Agreement (in the form attached thereto) as a holder of Pari Passu Lien Indebtedness or (ii) another intercreditor agreement pursuant to which such representative shall agree with the representatives of First Lien Obligations that the Liens securing such Indebtedness are subordinated to the Liens securing the First Lien Obligation and (y) Liens securing any Indebtedness incurred pursuant to Section 9.09; provided that such Liens on Collateral are junior in priority to the Lien granted to the Holders of the Notes; and

(oo) Liens securing obligations in respect of (x) Indebtedness and other Obligations permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to Section 9.09(b)(i) and (y) obligations of the Issuer or any Subsidiary in respect of any Bank Products or Hedging Obligation provided by any lender party to any Credit Facility or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products are provided were entered into).

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Priority Payment Lien Obligations” means Obligations secured by (x) Liens securing Obligations permitted to be incurred under the Senior Secured Credit Facilities (and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof), including any letter of credit facility relating thereto, that was permitted by the terms of this Note Purchase Agreement to be incurred pursuant to Section 9.09(b)(i), (y) Liens securing obligations of the Issuer or any Restricted Subsidiary in respect of any Bank Products and Hedging Obligations provided by any lender party to the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of a lender at the time the applicable agreements pursuant to which such Bank Products or Hedging Obligations, as applicable, are provided were entered into) or (z) Liens permitted by clause (bb) of the definition of “Permitted Liens”; provided that (i) no more than $350.0 million aggregate principal amount of Obligations under the Senior Secured Credit Facilities (and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof) shall constitute Priority Payment Lien Obligations and (ii) (A) the representatives of such Priority Payment Lien Obligations shall at all times be parties to or execute joinder agreements (in the forms attached thereto agreeing to be bound thereby) to the Intercreditor Agreement and, if applicable, the other Collateral Documents, and (B) the Issuer has designated such Indebtedness as “Priority Payment Lien Obligations” thereunder.

“Private Placement Legend” means the legend set forth in Appendix A hereof to be placed on all Notes issued under this Note Purchase Agreement, except where otherwise permitted by the provisions of this Note Purchase Agreement.

“Purchaser” means [NAME OF PURCHASER].

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility (a) constituting a securitization financing facility that meets the following conditions: (i) the board of directors of the Issuer shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer and (ii) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (b) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the May 15 and November 15 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Secured Parties” means (a) the Holders, (b) the Collateral Agent, (c) the beneficiaries of each indemnification obligation undertaken by the Issuer or any Guarantor under this Note Purchase Agreement, the Notes, the Security Agreement, the Intercreditor Agreement or the other Collateral Documents (d) the successors and assigns of each of the foregoing and (e) holders of Pari Passu Lien Indebtedness from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means the Security Agreement, dated November 16, 2012, among the Grantors and Wilmington Trust, National Association as collateral agent, as it may be amended from time to time, including any joinders thereto.

“Senior Indebtedness” means:

(a) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Secured Credit Facilities, the Existing Notes and the related guarantees thereof and Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided, that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Note Purchase Agreement;

(c) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Note Purchase Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided, that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Issuer or any of its Subsidiaries;

(ii) any liability for federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Note Purchase Agreement.

“Senior Secured Credit Facilities” means the revolving credit facility and other credit facilities under the Credit Agreement, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof and any one or more indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided, that such increase in borrowings is permitted under Section 9.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged or proposed to be engaged on the Issue Date.

“Solar” means V Solar Holdings, Inc. and its subsidiaries.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(b) any partnership, joint venture, limited liability company or similar entity of which

(i) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Guarantor other than Holdings.

“Support and Services Agreement” means the management services or similar agreements between certain of the management companies associated with one or more of the Investors or their advisors, if applicable, and the Issuer (and/or its direct or indirect parent companies).

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Transaction Agreement” means the Transaction Agreement, dated as of September 19, 2012, by and among 313 Acquisition LLC, the Merger Subs, APX Group, Inc., V Solar Holdings, Inc., 2GIG Technologies, Inc. and the other parties party thereto, as amended, modified and supplemented from time to time.

“Transaction Documents” means this Note Purchase Agreement, the Notes, the Guarantees and the Collateral Documents.

“Transaction Expenses” means any fees or expenses incurred or paid by the Issuer or any Restricted Subsidiary in connection with the Acquisition Transactions and the Transactions, including payments to officers, employees and directors as change of control payments, severance payments, special or retention bonuses and charges for repurchase or rollover of, or modifications to, stock options.

“Transactions” means all issuances of the 2020 Notes following November 16, 2012 and prior to the Issue Date, the issuance of the Notes on the Issue Date, the payment of transactions fees and expenses and other transactions in connection therewith or incidental thereto.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to December 1, 2018; provided, that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided, that:

(i) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(ii) such designation complies with Section 9.07 hereof; and

(iii) each of (A) the Subsidiary to be so designated and (B) its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(a) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test; or

(b) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided, that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	9.10
“Affiliate Transaction”	9.11
“Applicable Premium Deficit”	12.04
“Asset Sale Offer”	9.10
“Change of Control Offer”	9.14
“Change of Control Payment”	9.14
“Change of Control Payment Date”	9.14
“Covenant Defeasance”	12.03
“Covenant Suspension Event”	9.16
“Closing Date”	4.01
“Enforceability Exceptions”	6.04
“Environmental Claims”	6.15
“Environmental Laws”	6.15
“ERISA”	6.16
“ERISA Affiliate”	6.16
“Event of Default”	11.01
“Excess Proceeds”	9.10
“Fixed Charge Coverage Test”	9.07
“incur” and “incurrence”	9.09
“Initial Lien”	9.12
“Intellectual Property Rights”	6.10
“Legal Defeasance”	12.02
“Like Laws”	7.04
“Material Adverse Effect”	6.03
“Materials of Environmental Concern”	6.15
“Money Laundering Laws”	6.19
“Note Register”	2.03
“OFAC”	6.18
“Offer Amount”	8.08
“Offer Period”	8.08
“Pari Passu Indebtedness”	9.10
“Paying Agent”	2.03
“Pension Plan”	6.16
“Permitted Notes Refinancing Debt”	2.01
“Plan”	6.16
“Purchase Date”	8.08
“Purchase Price”	3.01
“Redemption Date”	8.02
“Refinancing Indebtedness”	9.09
“Refunding Capital Stock”	9.07

Term	Defined in Section
“Registrar”	2.03
“Restricted Payments”	9.07
“Reversion Date”	9.16
“Rule 3-16”	15.01
“Rule 3-16 Exception”	15.01
“Second Commitment”	9.10
“Solvent”	6.20
“Springing Maturity Date”	2.01
“Successor Company”	10.01
“Successor Person”	10.01
“Suspended Covenants”	9.16
“Suspension Date”	9.16
“Suspension Period”	9.16
“Transfer Agent”	2.03
“Treasury Capital Stock”	9.07

Section 1.03 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Note Purchase Agreement;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Note Purchase Agreement as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and

(n) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater.

Section 1.04 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Note Purchase Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Note Purchase Agreement and conclusive in favor of the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 10 days prior to the first solicitation of such consent or vote.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Note Purchase Agreement to be made, given or taken by Holders.

Section 1.05 Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Note Purchase Agreement or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day)

no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) General. On or prior to the execution and delivery of this Note Purchase Agreement, the Issuer will authorize the issue and sale of the Notes. The Notes shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its execution. The Notes shall be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

(b) Terms. The aggregate principal amount of Notes that may be executed and delivered under this Note Purchase Agreement may not exceed $300.0 million. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Note Purchase Agreement and the Issuer and the Guarantors from time to time party hereto, by their execution and delivery of this Note Purchase Agreement, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Note Purchase Agreement, the provisions of this Note Purchase Agreement shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 9.10 hereof or a Change of Control Offer as provided in Section 9.14 hereof. The Notes shall not be redeemable, other than as provided in Article 8 hereof.

Subject to the “Springing Maturity” provision, the Notes shall mature on December 1, 2022. If on the 91st day prior to the maturity of the Issuer’s 2020 Notes (such 91st day, the “Springing Maturity Date”), more than an aggregate principal amount of $190.0 million of such 2020 Notes are either outstanding or have not been refinanced with (a) Permitted Notes Refinancing Debt, (b) net proceeds of an issuance of Capital Stock of Holdings (other than Disqualified Stock) to a person other than a subsidiary of Holdings and/or (c) a capital contribution to Holdings from a person other than a subsidiary of Holdings, then the maturity of the Notes shall be the Springing Maturity Date. “Permitted Notes Refinancing Debt” means Indebtedness that (i) does not mature earlier than the Notes and (ii) does not have a Weighted Average Life to Maturity shorter than the then remaining Weighted Average Life to Maturity of the Notes. Any provisions relating to the determination of a minimum tenor, maturity or weighted average life with respect to any permitted Indebtedness (including without limitation Refinancing Indebtedness) in this Note Purchase Agreement shall assume (solely for purposes of such determination) that the first two sentences of this “Springing Maturity” provision do not apply.

Section 2.02 Execution and Authentication. At least one Officer of the Issuer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic (including “.pdf”) signature.

Section 2.03 Registrar, Transfer Agent and Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar”), (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Note Purchase Agreement and the Notes. The Issuer shall cause the Registrar to provide a copy of the Note Register to the Collateral Agent upon demand by the Collateral Agent therefor. The Issuer may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar. The Issuer will initially act as the Paying Agent, Transfer Agent and Registrar for the Notes.

Section 2.04 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent (other than the Issuer) to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders all money held by the Paying Agent for the payment of principal, premium, if any, or interest, if any, on the Notes. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

Section 2.05 Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders.

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A hereto.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute Notes in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange, but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 8.05, 8.08, 9.10, 9.14, and 13.04 hereof).

(d) Neither the Registrar nor the Issuer shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 8.02 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(e) Neither the Registrar nor the Issuer shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(f) All Notes issued upon any registration of transfer or exchange shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Note Purchase Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(g) Prior to due presentment for the registration of a transfer of any Note, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and neither an Agent nor the Issuer shall be affected by notice to the contrary.

(h) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 9.02 hereof, the Issuer shall execute, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(i) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer shall execute the replacement Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(j) All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes. If either (x) any mutilated Note is surrendered to the Registrar or the Issuer, or (y) the Issuer receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuer shall issue a replacement Note. If required by the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of Issuer to protect the Issuer and any Agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for its expenses in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Note Purchase Agreement equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes. The Notes outstanding at any time are all the Notes issued by the Issuer except for those cancelled by it, those delivered to it for cancellation, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Issuer receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Note Purchase Agreement shall not be deemed outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 9.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If the Paying Agent segregates and holds in trust, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09 Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Affiliate of the Issuer, shall be considered as though not outstanding.

Section 2.10 Cancellation. The Registrar and the Paying Agent shall forward to the Issuer any Notes surrendered to them for registration of transfer, exchange or payment. The Issuer and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures. The Issuer may not issue new Notes to replace Notes it has redeemed, paid or canceled. The Issuer shall not execute Notes in place of canceled Notes other than pursuant to the terms of this Note Purchase Agreement.

Section 2.11 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 9.01 hereof. The Issuer shall fix or cause to be fixed any such special record date and payment date; provided, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before any such special record date, the Issuer shall mail or cause to be mailed, first-class postage prepaid to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.11 and for greater certainty, each Note delivered under this Note Purchase Agreement upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.12 CUSIP Numbers; ISINs. The Issuer may use CUSIP numbers and ISINs (in each case, if then generally in use). The Issuer will as promptly as practicable notify the Holders in writing of any change in the CUSIP numbers and ISINs.

ARTICLE 3

SALE AND PURCHASE OF NOTES

Section 3.01 Sale and Purchase of the Notes. On the basis of the representations, warranties, covenants and agreements and subject to the terms and conditions, set forth herein, the Issuer agrees to issue and sell to the Purchaser, and subject to the conditions set forth herein, the Purchaser agree to purchase from the Issuer, the aggregate principal amount of Notes set forth opposite its name on Schedule I at a purchase price of 98.75% of the principal amount thereof (the “Purchase Price”).

ARTICLE 4

CLOSING

Section 4.01 Closing.

(a) The execution and delivery of this Note Purchase Agreement shall occur on October 19, 2015, or on such other Business Day thereafter as may be agreed upon by the Issuer and the Purchaser.

(b) Delivery of certificates representing the Notes to be purchased by the Purchaser and payment therefor shall be made at the offices of Simpson Thacher & Bartlett LLP (or such other place as may be agreed to by the Issuer and the Purchaser) at 9:00 a.m., New York City time, on October 19, 2015, or such other time and date as the Purchaser and the Issuer may agree to in writing (the time and date of such closing are called the “Closing Date”).

(c) The Issuer shall deliver to the Purchaser one or more certificates for the Notes at the Closing Date against the irrevocable release of a wire transfer in the amount of the Purchase Price to the account or accounts specified by the Issuer pursuant to Section 5.07, in immediately available funds. The certificates for the Notes shall be dated the Closing Date and registered in the name of the Purchaser and shall be made available for inspection on the Business Day preceding the Closing Date at a location in New York City, as the Purchaser may designate.

ARTICLE 5

CLOSING CONDITIONS

The Purchaser’s obligation to purchase Notes is subject to the satisfaction or express waiver prior to or at the Closing Date of each of the conditions specified below in this Article 5.

Section 5.01 Representations and Warranties. The representations and warranties set forth in this Note Purchase Agreement are true and correct in all material respects as of the Closing Date.

Section 5.02 Compliance Certificate. The Issuer and each Guarantor shall have delivered to the Purchaser closing certificates, signed by (a) with respect to clause (v) below, a chief financial officer or a chief operating officer and (b) with respect to clauses (i) to (iv) below, a secretary or assistant secretary, and dated as of the Closing Date, in the form of Exhibit C hereto, certifying, among other things, as to (i) its articles or certificate of incorporation (or, if a limited liability company, certificate of formation) and by-laws (or, if a limited liability company, limited liability company agreement), as the case may be, (ii) evidence of good standing and qualification to do business, as applicable, (iii) the incumbency and signatures of its applicable officers, (iv) other corporate or limited liability company, as the case may be, proceedings (including board and/or stockholder or member resolutions) relating to the authorization, execution and delivery of the Notes, this Note Purchase Agreement and the other Transaction Documents to which it is party and (v) that the conditions specified in this Article 5 have been fulfilled.

Section 5.03 Opinion of Counsel for the Issuer and the Guarantors. On the Closing Date the Purchaser shall have received (i) an opinion of Simpson Thacher & Bartlett LLP, counsel for the Issuer and the Guarantors, dated as of the Closing Date, substantially in the form attached as Exhibit D-1 and (ii) an opinion of Durham Jones & Pinegar, P.C., Utah counsel to the Issuer and the Guarantors, dated as of the Closing Date, the form of which is attached as Exhibit D-2.

Section 5.04 Performance; Ability to Incur Indebtedness.

(a) The Issuer and each Guarantor have performed and complied with all the agreements and satisfied all the conditions on their part to be performed or satisfied pursuant to this Note Purchase Agreement at or prior to the Closing Date, in each case in all material respects, and, before and immediately after giving effect to the issue and sale of the Notes to be sold at such Closing Date (and the application of the proceeds thereof), no Default or Event of Default shall have occurred and be continuing. Neither the Issuer nor any of the Guarantors shall have entered into any transaction that would have been prohibited by Article 9.

(b) The Issuer has sufficient capacity to Incur Indebtedness represented by the Notes under its current debt instruments (giving pro forma effect to the issuance of the Notes on the Closing Date).

Section 5.05 Changes in Organization Structure; Change of Control. The Issuer and Guarantors shall not (i) have changed their jurisdiction of organization or been a party to any merger or consolidation in which the Issuer or the applicable Guarantor is not the surviving entity or (ii) succeeded to all or any substantial part of the liabilities of any other Person, in each case, at any time following the date of the most recent available financial statements of the Issuer.

Section 5.06 Funding Instructions. On or prior to the Closing Date, the Purchaser shall have received written instructions signed by an authorized officer on letterhead of the Issuer setting forth (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes to be purchased at the Closing Date is to be deposited.

Section 5.07 Fees and Expenses. Provided that the Purchaser shall have provided an invoice for the same to the Issuer at least one Business Day prior to the Closing Date, all reasonable and documented fees, costs, expenses and other amounts payable to such Purchaser pursuant to Article 17 hereunder shall have been paid by the Issuer (or shall be paid simultaneously with the proceeds of the Notes on the Closing Date) to the extent due on the Closing Date.

Section 5.08 Security Documents. Concurrently with the execution of this Note Purchase Agreement, (x) the Collateral Documents shall have been entered into by the parties thereto or, if previously executed, shall remain in full force and effect and the Collateral Agent and the Purchaser shall have received a copy of each of the duly executed Collateral Documents and (y) the Issuer shall have delivered (i) an Officer’s Certificate (as defined in the Security Agreement) pursuant to Section 6.22 of the Security Agreement required to designate the Notes as Pari Passu Lien Indebtedness (as defined in the Security Agreement) and Secured Obligations (as defined in the Security Agreement) and (ii) a certificate of an Authorized Officer (as defined in the Intercreditor Agreement) pursuant to Article VIII of the Intercreditor Agreement required to designate the Notes as Additional First Lien Obligations (as defined in the Intercreditor Agreement).

Section 5.09 UCC Filings. On or prior to the Closing Date, all UCC financing statements necessary to perfect the security interests in the Collateral for the benefit of the holders of the Notes, with the priority required by the Security Agreement and the Intercreditor Agreement shall have been filed in the appropriate jurisdictions, and appropriate filings shall have been made in the U.S. Patent and Trademark Office and the U.S. Copyright Office in

order to perfect the security interests in the Intellectual Property which is part of the Collateral, with the priority required by the Security Agreement and the Intercreditor Agreement. In addition, on or prior to the Closing Date, all other documents and instruments required by law or deemed reasonably necessary by the Collateral Agent to be filed, registered or recorded to create liens intended to be created by this Note Purchase Agreement and the Collateral Documents and to perfect such liens shall have been filed, registered or recorded or delivered to the Collateral Agent or the collateral agent under the Senior Secured Credit Facilities as required by the Intercreditor Agreement and the Security Agreement; provided that to the extent any such document or instrument (other than financing statements under the UCC) is not provided on or prior to the Closing Date after the Issuer’s use of commercially reasonable efforts to do so, the delivery of such document or instrument shall not constitute a condition precedent to the obligations of the Purchaser to purchase and pay for the Notes hereunder on the Closing Date, but shall be required to be delivered after the Closing Date.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND GUARANTORS

The Issuer hereby represents and warrants to Purchaser as follows:

Section 6.01 No Registration Required. Subject to compliance by the Purchaser with the representations and warranties set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes to the Purchaser in the manner contemplated by this Note Purchase Agreement to register the Notes under the Securities Act or to qualify the Note Purchase Agreement under the Trust Indenture Act of 1939, as amended (which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

Section 6.02 No Integration of Offerings or General Solicitation The Issuer, the Guarantors, and any direct or indirect subsidiary of the Issuer have not, directly or indirectly, solicited any offer to buy or offered to sell, and will not, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Notes in a manner that would require the Notes to be registered under the Securities Act. None of the Issuer, the Guarantors, any of their respective Affiliates or, to their knowledge, any person acting on any of their behalf (other than the Purchaser, as to whom the Issuer and the Guarantors make no representation or warranty) has engaged or will engage, in connection with the sale of the Notes, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.

Section 6.03 Organization and Good Standing; Corporate Power. Each of the Issuer and the Guarantors has been duly incorporated or formed, as applicable, and is validly existing as a corporation or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and each has corporate or other organizational power, as applicable, and authority to (i) own, lease and operate its properties and to conduct its business, as applicable, to (ii) enter into and perform its obligations under each of the Transaction Documents to which it is a party. Each of the Issuer and the Subsidiary Guarantors is duly qualified as a foreign entity to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding capital stock or other ownership interests of each Subsidiary Guarantor has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Issuer directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim other than Permitted Liens. As used in this Note Purchase Agreement a “Material Adverse Effect” means a material adverse effect, or any development involving a prospective material adverse effect, in the condition (financial or otherwise), or in the earnings, business or results of operations, whether or not arising from transactions in the ordinary course of business, of the Issuer and its subsidiaries, taken as a whole and after giving effect to the sale of the Notes.

Section 6.04 Authorization of the Note Purchase Agreement. This Note Purchase Agreement (including the Guarantees set forth therein) has been duly authorized by the Issuer and the Guarantors and on the Closing Date, will have been duly executed and delivered by the Issuer and the Guarantors and will constitute a valid and binding agreement of the Issuer and the Guarantors, enforceable against the Issuer and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to or affecting the rights and remedies of creditors generally from time to time in effect, general principles of equity (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing (the “Enforceability Exceptions”).

Section 6.05 Collateral Documents and Collateral. Each of the Collateral Documents will have been duly authorized on or before the Closing Date by the Issuer and each Guarantor party thereto and, at the Closing Date, each of the Collateral Documents to be executed on such date will have been duly executed and delivered by the Issuer and each Guarantor party thereto, and will constitute a valid and binding agreement of the Issuer and each Guarantor party thereto, enforceable against the Issuer and such Guarantor party thereto in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions. The Collateral Documents create in favor of the Collateral Agent, for the benefit of the holders of the Notes, a legal, valid and enforceable security interest in the Collateral described therein as security for the Notes to the extent that a legal, valid, binding and enforceable security interest in such Collateral may be created under any applicable law of the United States of America and any states thereof, including, without limitation, the applicable UCC, which security interest, upon or as a result of the filing of financing statements or the obtaining of “control,” in each case, as applicable, with respect to the relevant Collateral as required under the applicable UCC, will constitute a fully perfected lien on, and security interest in, all right, title and interest of the Issuer and each Guarantor in such Collateral, in each case prior and superior (except as otherwise provided for in the relevant Collateral Document or the Intercreditor Agreement) in right to any other person (subject only to Permitted Liens), in each case to the extent that a security interest may be perfected by the filing of a financing statement under the applicable UCC or by obtaining “control.” On and as of the Closing Date, upon or as a result of filing of (A) any filings required with the United States Patent and Trademark Office and (B) any filings required with the United States Copyright Office, the security interests granted pursuant to the Security Documents on the intellectual property constituting Collateral will constitute valid, perfected security interests subject only to the liens or encumbrances permitted under this Note Purchase Agreement and the Collateral Documents on such Collateral described therein for the ratable benefit of the Collateral Agent and the other Secured Parties to the extent that a security interest in such Collateral may be perfected by such filings.

Section 6.06 Authorization of the Notes and Guarantees The Notes to be purchased by the Purchaser from the Issuer have been duly authorized by the Issuer for issuance and sale pursuant to this Note Purchase Agreement and, at the Closing Date, will have been duly executed by the Issuer and, when delivered against payment of the Purchase Price therefor, will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of this Note Purchase Agreement. The Guarantees of the Notes on the Closing Date will be in the form contemplated by this Note Purchase Agreement, will have been duly authorized by the Guarantors for issuance pursuant to this Note Purchase Agreement and will have been duly executed by, at the Closing Date, the Guarantors and, when the Notes have been issuer in the manner provided for in this Note Purchase Agreement and issued and delivered against payment of the Purchase Price therefor, the Guarantees of the Notes will constitute valid and binding agreements of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as the enforcement thereof may be limited by the Enforceability Exceptions, and will be entitled to the benefits of this Note Purchase Agreement.

Section 6.07 Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required None of Holdings, the Issuer or any of the Issuer’s subsidiaries is in violation of its charter or by-laws or similar organizational documents or is in default (“default”) under any indenture, mortgage, loan or credit agreement, note, contract, lease or other instrument to which the Issuer or any of its subsidiaries is a party or by which the Issuer or any of its subsidiaries may be bound (including, without limitation, the Senior Secured Credit Facilities, the 2019 Notes and the 2020 Notes), or to which any of their respective property or assets is subject (each, an “Existing Instrument”), except for such defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or that would reasonably be expected to adversely affect the sale of the Notes or any of its obligations under this Note Purchase Agreement.

The execution, delivery and performance of the Transaction Documents, the issuance and delivery of the Notes, and the consummation of the transactions contemplated hereby and thereby (i) will not result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Issuer or any Guarantors, (ii) will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of Holdings, the Issuer and the Issuer’s subsidiaries pursuant to, or require the consent (except as shall have been obtained prior to the Closing Date) of any other party to, any Existing Instrument and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree, order, judgment or ruling applicable to Holdings, the Issuer or any subsidiary of the Issuer, except, in the case of the clauses (ii) and (iii), for such conflicts, breaches, defaults, liens, charges, encumbrances or violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the execution, delivery and performance of the Transaction Documents by the Issuer and the Guarantors, as applicable, or the issuance and delivery of the Notes, except (i) such as will be obtained or made by the Issuer under the Securities Act or the applicable state securities or blue sky laws and (ii) as shall have been obtained or made prior to the Closing Date.

Section 6.08 No Material Actions or Proceedings There are no material legal or governmental actions, suits or proceedings pending or, to the Issuer’s or the Guarantors’ knowledge, threatened (i) against or affecting Holdings, the Issuer or any of the Issuer’s subsidiaries or (ii) which has as the subject thereof any property owned or leased by Holdings, the Issuer or any of the Issuer’s subsidiaries that would reasonably be expected to result in a Material Adverse Effect or would materially and adversely affect the consummation of the sale of the Notes. There are no labor disputes with the employees of the Issuer or any of its subsidiaries that would reasonably be expected to result in a Material Adverse Effect and, to the Issuer’s knowledge, no such labor disputes are threatened or imminent.

Section 6.09 Compliance with Labor Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the Issuer’s knowledge, threatened against the Issuer or any of its subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the Issuer’s knowledge, threatened, against the Issuer or any of its subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Issuer’s knowledge, threatened against the Issuer or any of its subsidiaries and (C) no union representation question existing with respect to the employees of the Issuer or any of its subsidiaries and, to the Issuer’s knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

Section 6.10 Intellectual Property Rights The Issuer and its subsidiaries own or possess or have a license for sufficient trademarks, trade names, patent rights, copyrights, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, except where the failure to so own or possess or have a license would not reasonably be expected to result in a Material Adverse Effect; and any expiration, cancellation, abandonment, forfeiture or relinquishment of any of such Intellectual Property Rights would not reasonably be expected to result in a Material Adverse Effect. Neither the Issuer nor any of its subsidiaries has received any unresolved written notice of infringement with asserted Intellectual Property Rights of others, which infringement, if the subject of an unfavorable decision, would reasonably be expected to result in a Material Adverse Effect.

Section 6.11 All Necessary Permits, etc. The Issuer and its subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except as would not reasonably be expected to result in a Material Adverse Effect, and the Issuer and its subsidiaries have not received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

Section 6.12 Title to Properties The Issuer and its subsidiaries have good and marketable title to all the properties and assets owned by them and hold any leased real or personal property under valid and enforceable leases, except, in each case, as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.13 Tax Law Compliance. Except for any failures or exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (1) each of Holdings, the Issuer and each of the Issuer’s subsidiaries has timely filed (taking into account valid extensions) all federal, state, local and foreign tax returns required to be filed by it and has paid all taxes (and any related interest, penalties and additions to tax) required to be paid by it (whether or not shown on a tax return and including in its capacity as a withholding agent ) except for any taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, (2) there are no current, pending or, to the knowledge of the Issuer, threatened tax audits, assessments or other claims or proceedings with respect to Holdings, the Issuer or any of the Issuer’s subsidiaries and (3) each of Holdings, the Issuer and each of the Issuer’s subsidiaries has made adequate charges, accruals and reserves in its financial statements in respect of all federal, state, local and foreign taxes (and any related interest, penalties and additions to tax) for all periods as to which the tax liability of Holdings, the Issuer and the Issuer’s subsidiaries (as applicable) has not been finally determined.

Section 6.14 The Issuer and Guarantors Not an “Investment Company” None of the Issuer or any Guarantor is, or after receipt of payment for the Notes will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.15 Compliance with Environmental Laws Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Issuer and its subsidiaries, and their respective operations and properties, are in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of the environment and of human health, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products in any form (collectively, “Materials of Environmental Concern”), or otherwise relating to the use, generation, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Issuer and its subsidiaries have received written notice, and no written notice by any person or entity alleging violation of or actual or potential liability under the Environmental Laws (collectively, “Environmental Claims”), pending or, to the knowledge of the Issuer and the Guarantors, threatened against the Issuer and its subsidiaries or any person or entity whose liability for any Environmental Claim that the Issuer and its subsidiaries have retained or assumed either contractually or by operation of law; and (iii) to the knowledge of the Issuer and the Guarantors, there are no past or present actions, activities, circumstances, conditions, events or occurrences, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably would be expected to result in a violation of or liability under any Environmental Law or form the basis of an Environmental Claim against the Issuer or its subsidiaries or against any person or entity whose liability for any Environmental Claim that the Issuer and its subsidiaries have retained or assumed either contractually or by operation of law.

Section 6.16 ERISA Compliance Except as would not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, (i) the Issuer and its subsidiaries and any “employee benefit plan” (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) (“Plan”) established or maintained by the Issuer and its subsidiaries or their respective ERISA Affiliates (as defined below) are in compliance with ERISA; (ii) no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any Plan subject to Title IV of ERISA established or maintained by the Issuer and its subsidiaries or any of their respective ERISA Affiliates (“Pension Plan”); (iii) no Pension Plan, if such Pension Plan were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA); (iv) no failure to satisfy the minimum funding standard under Section 412 of the Code (as defined below), whether or not waived, has occurred or is reasonably expected to occur with respect to any Pension Plan; (v) neither the Issuer, its subsidiaries nor any of their respective ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA (including any liability under Section 4062(e) of ERISA) with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Section 430, 4971, 4975 or 4980B of the Code and (vi) each Pension Plan that is intended to be qualified under Section 401 of the Code has received a current favorable IRS determination letter or is comprised of a master, prototype or volume submitter plan that has received such a favorable letter from the IRS and, to the knowledge of the Issuer, no event, whether by action or failure to act, has occurred since the date of such qualification that would materially and adversely affect such qualification, “ERISA

Affiliate” means, with respect to the Issuer, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively, the “Code”) of which the Issuer and its subsidiaries is a member.

Section 6.17 Compliance with FCPA. None of the Issuer and its subsidiaries or, to the knowledge of the Issuer, any director, officer, agent, employee or other person associated with or acting on behalf of the Issuer or its subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (“FCPA”); or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. The Issuer and its subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with anti-bribery laws, including but not limited to, the FCPA.

Section 6.18 Compliance with OFAC. None of the Issuer and its subsidiaries or, to the knowledge of the Issuer, any director, officer, agent, employee or affiliate of the Issuer or its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Issuer will not directly or indirectly use the proceeds of the sale of the Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Section 6.19 Compliance with Money Laundering Laws. The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitration involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

Section 6.20 Solvency. The Issuer and its subsidiaries, taken as a whole, are Solvent. As used herein, the term “Solvent” means that on such date (i) the fair value of the assets of the Issuer and its subsidiaries, taken as a whole, exceeds the debts and liabilities, subordinated, contingent or otherwise, of the Issuer and its subsidiaries, (ii) the present fair saleable value of the property of the Issuer and its subsidiaries, taken as a whole, is greater than the amount that will be required to pay the probable liabilities of the Issuer and its subsidiaries, taken as a whole, and their debts as they become absolute and matured, (iii) the Issuer and its subsidiaries, taken as a whole, are able to realize upon their assets and pay their debts and other liabilities, including contingent obligations, as they mature and (iv) the Issuer and its subsidiaries, taken as a whole, do not have unreasonably small capital.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 7.01 Purchase for Own Account. The Purchaser is acquiring the Notes for its own account, for investment purposes only and not with a view to any distribution thereof within the meaning of the Securities Act. The Purchaser is not acting on behalf of any person or otherwise intend to underwrite or facilitate the purchase of any Note by or for the benefit of any person other than the Purchaser.

Section 7.02 Purchaser Status.

(a) The Purchaser is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D).

(b) The Purchaser is aware that the sales of the Notes to it are being made in reliance on a private placement exemption from registration under the Securities Act;

(c) The Purchaser is acquiring the Notes for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof in a manner that would violate the Securities Act; provided, however, that by making such representations herein, the Purchaser does not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Notes at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

(d) The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Notes, and the Purchaser and any accounts for which it is acting is able to bear the economic risk of its own investment.

Section 7.03 No Registration.

(a) The Purchaser understands that the Notes have not been and will not be registered under the Securities Act or any state or other securities law, that the Notes are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and that the Notes may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration under the Securities Act is available.

(b) The Purchaser further understands that the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

(c) The Purchaser will notify any subsequent purchaser of the Notes from it of the resale restrictions referred to above, as applicable.

Section 7.04 Source of Funds. The source of funds to be used by the Purchaser to pay the Purchase Price does not include assets of any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, any plan, individual retirement account or arrangement that constitutes a “plan” within the meaning of Section 4975(e)(1) of the Code, any other entity the assets of which consist of “plan assets” of employee benefit plans or plans as defined in Section 3(42) of ERISA and Department of Labor regulation Section 2510.3-101, or an arrangement subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Like Laws”).

Section 7.05 Tax Matters. The Purchaser agrees to treat, and shall treat, the Notes as debt for U.S. Federal income tax purposes, except to the extent required pursuant to a final determination (as defined in Section 1313 of the Code).

Section 7.06 Independent Investigation, Etc. The Purchaser acknowledges that (a) it has conducted its own investigation of Holdings, the Issuer and its subsidiaries and the terms of the Notes, as applicable, (b) it has had access to such financial and other information as it deems necessary to make its decision to purchase the Notes, as applicable, (c) it has been offered the opportunity to ask questions of Holdings, the Issuer and its subsidiaries and received answers thereto, as it deemed necessary in connection with the decision to purchase the Notes and (d) it has not relied on the advice of, or any representations by any third party in making such decision. The foregoing, however, does not limit or modify the representations and warranties of the Issuer under this Agreement or the right of the Purchaser to rely in good faith thereon.

Section 7.07 Reliance by Issuer and Guarantors The Purchaser understands that the Issuer, the Guarantors and their counsel will rely upon the truth and accuracy of the representations and acknowledgements made in this Note Purchase Agreement.

Section 7.08 Organization and Good Standing; Authorization The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority to enter into and perform this Note Purchase Agreement, and this Note Purchase Agreement has been duly authorized by all necessary action on the part of the Purchaser.

Section 7.09 Non-Contravention. The execution, delivery and performance by the Purchaser of this Note Purchase Agreement and the consummation by the Purchaser of the transactions contemplated hereby will not (i) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or any of its properties or (ii) violate any provision of the certificate of incorporation, by-laws or other organizational documents of the Purchaser.

ARTICLE 8

REDEMPTION

Section 8.01 Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Issuer shall select the Notes to be redeemed on a pro rata basis. The Issuer shall make the selection from outstanding Notes not previously called for redemption, excluding notes held in treasury. Notes and portions of Notes selected shall be in amounts of $2,000 or an integral multiple of $1,000 in excess of $2,000; provided that no Notes of $2,000 or less shall be redeemed in part, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed or purchased, even if not in a principal amount of at least $2,000. Provisions of this Note Purchase Agreement that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 8.02 Notice of Redemption. Subject to Section 8.08 hereof, the Issuer shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption ten (10) Business Days before the date of redemption (the “Redemption Date”) to each Holder of Notes to be redeemed at such Holder’s registered address stated in the Note Register. Notices of redemption may, at the Issuer’s discretion, be conditional.

The notice shall identify the Notes to be redeemed and shall state:

(a) the Redemption Date (including any conditions precedent relating to such Redemption Date pursuant to Section 8.06(f));

(b) the redemption price;

(c) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000;

(d) the name and address of the Paying Agent (if other than the Issuer);

(e) that Notes called for redemption must be surrendered to the Issuer or the Paying Agent to collect the redemption price;

(f) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g) the paragraph or subparagraph of the Notes and/or Section of this Note Purchase Agreement pursuant to which the Notes called for redemption are being redeemed;

(h) the CUSIP number and ISIN, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP number and ISIN that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption.

Section 8.03 Effect of Notice of Redemption. A notice of redemption, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 8.04 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 8.04 Deposit of Redemption Price.

(a) Prior to any Redemption Date, the Issuer shall deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.03) money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Issuer complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 9.01 hereof.

Section 8.05 Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuer shall issue a new Note equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided, that each new Note will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Section 8.06 Optional Redemption.

(a) At any time prior to December 1, 2018, the Issuer may on one or more occasions redeem all or a part of the Notes, upon notice in accordance with Section 8.02 hereof, at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the Redemption Date, plus (iii) accrued and unpaid interest, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b) On and after December 1, 2018, the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Section 8.02 hereof, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2018	104.500%
2019 and thereafter	100.000%

(c) Until December 1, 2018, the Issuer may, at its option, and on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under this Note Purchase Agreement at a redemption price equal to 108.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided, that (A) at least 50.0% of the aggregate principal amount of Notes originally issued under this Note Purchase Agreement on the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (B) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d) At any time and from time to time prior to December 1, 2018, the Issuer may at its option redeem during each 12-month period commencing with the Issue Date up to 10% of the aggregate principal amount of the Notes issued hereunder, upon notice in accordance with Section 8.02 at a redemption price equal to 103% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(e) Except pursuant to clause (a), (c) or (d) of this Section 8.06, the Notes will not be redeemable at the Issuer’s option prior to December 1, 2018.

(f) Any redemption pursuant to this Section 8.06 shall be made pursuant to the provisions of Sections 8.01 through 8.05 hereof. Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice of redemption shall state that, in the Issuer’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied. The Issuer, the Investors and their respective Affiliates may acquire the Notes by means other than a redemption pursuant to this Section 8.06, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Section 8.07 Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 8.08 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 9.10 hereof, the Issuer shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required, Pari Passu Indebtedness (on a pro rata basis, if applicable, with adjustments as necessary so that no Notes or Pari Passu Indebtedness will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and Pari Passu Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, up to but excluding the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(d) Upon the commencement of an Asset Sale Offer, the Issuer shall send electronically or send, by first-class mail, a notice to each of the Holder. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and holders of such Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i) that the Asset Sale Offer is being made pursuant to this Section 8.08 and Section 9.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(v) that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in an amount not less than $2,000 and in integral multiples of $1,000 in excess thereof;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed to the Issuer or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than the close of business on the second Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount of Notes or Pari Passu Indebtedness, as the case may be, surrendered by the holders thereof exceeds the Offer Amount, the Issuer shall purchase such Notes and such Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness, as the case may be, tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in an amount not less than $2,000 or integral multiples of $1,000 in excess thereof are purchased); and

(ix) that Holders whose certificated Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased; provided, that new Notes will only be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 8.08, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered.

(f) The Issuer or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note and mail or deliver such new Note to such Holder in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g) On the purchase date, the Issuer shall deposit with the Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.03) money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that purchase date. The Paying Agent shall promptly return to the Issuer any money deposited with the Paying Agent by the Issuer in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 8.08 or Section 9.10 hereof, any purchase pursuant to this Section 8.08 shall be made pursuant to the applicable provisions of Sections 8.01 through 8.05 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

ARTICLE 9

COVENANTS

Section 9.01 Payment of Notes. The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Note Purchase Agreement. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Guarantor or an Affiliate of the Issuer or a Guarantor, holds as of noon New York City time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

The Issuer hereby designates the Corporate Office as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 9.02 Maintenance of Office or Agency. The Issuer shall maintain an office or agency where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Note Purchase Agreement may be served. The Issuer shall give prompt written notice to the Holders of the location, and any change in the location, of such office or agency.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuer shall give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

Section 9.03 Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, so long as any Notes are outstanding, the Issuer shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors and its interim consolidated financial statements reviewed by a nationally recognized firm of independent auditors in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants (or any similar replacement standard). In addition, so long as any Notes are outstanding, the Issuer shall furnish to the Holders of the Notes the following reports:

(i) (x) all annual and quarterly financial statements that would be required to be contained in a filing with the SEC on Forms 10-K and 10-Q of the Issuer, if the Issuer were required to file such forms, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(ii) all information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01, 2.05, 2.06, 4.01, 4.02, 5.01 and 5.02(b) and (c) (other than with respect to information otherwise required or contemplated by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports; provided, however, that (A) no such current report will be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement agreement, plan or understanding between the Issuer (or any of its Subsidiaries) and any director, manager or executive officer, of the Issuer (or any of its Subsidiaries), (B) the Issuer shall not be required to make available any information regarding the occurrence of any of the events set forth in this clause (ii) if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (C) no such current report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or (D) comply with Regulation S-X.

(b) All such annual reports shall be furnished within 90 days after the end of the fiscal year to which they relate, and all such quarterly reports shall be furnished within 45 days after the end of the fiscal quarter to which they relate. All such current reports shall be furnished within the time periods specified in the SEC’s rules and regulations for reporting companies under the Exchange Act.

(c) The Issuer shall make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment, and will make such information readily available to any prospective investor, any securities analyst or any market maker in the Notes who (i) agrees to treat such information as confidential or (ii) accesses such information on Intralinks or any comparable password-protected online data system which will require a confidentiality acknowledgment; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such prospective investor, securities analyst or market maker.

(d) The Issuer shall furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act. If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clause (a)(i) of this Section 9.03 shall include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(e) The Issuer may satisfy its obligations under this Section 9.03 with respect to financial information relating to the Issuer by furnishing financial information relating to any parent entity of the Issuer; provided, that the same is accompanied by selected financial metrics (in the Issuer’s sole discretion) that show the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and the Restricted Subsidiaries on a stand-alone basis, on the other hand.

(f) Notwithstanding the foregoing, such requirements of Section 9.03 shall be deemed satisfied (1) by the filing of reports containing information required by this Section 9.03 with the SEC or (2) by posting such reports on the Issuer’s website, in each case to the extent filed or posted within the time periods specified above.

(g) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 11.01(a) hereof until 90 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section 9.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

Section 9.04 Compliance Certificate.

(a) The Issuer shall deliver to each Holder, within 90 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Note Purchase Agreement, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Issuer, the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Note Purchase Agreement during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Note Purchase Agreement (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Note Purchase Agreement, the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to each Holder by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such event and what action the Issuer proposes to take with respect thereto.

Section 9.05 Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 9.06 Stay, Extension and Usury Laws. The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Note Purchase Agreement and the Notes; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law.

Section 9.07 Limitation on Restricted Payments.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation, other than:

(A) dividends and distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests; or

(B) dividends and distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(ii) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including any purchase, redemption, defeasance, acquisition or retirement in connection with any merger, amalgamation or consolidation;

(iii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A) Indebtedness permitted under clauses (vii), (viii) and (ix) of Section 9.09(b) hereof; or

(B) the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 9.09(a) hereof (the “Fixed Charge Coverage Test”); and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (i), (vi)(C), (ix) and (xiv) of Section 9.07(b) hereof (to the extent not deducted in calculating Consolidated Net Income), but excluding all other Restricted Payments permitted by Section 9.07(b) hereof), is less than the sum of (without duplication):

(1) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period and including the predecessor of the Issuer) beginning on October 1, 2012 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit; plus

(2) 100.0% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 9.09(b) hereof) from the issue or sale of:

(i) (A) Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x) Equity Interests to any future, present or former employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance clause (iv) of with Section 9.07(b) hereof; and

(y) Designated Preferred Stock; and

(B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of any such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (iv) of Section 9.07(b) hereof); or

(ii) debt securities of the Issuer that have been converted into or exchanged for such Equity Interests of the Issuer;

provided, that this clause (2) shall not include the proceeds from (w) Refunding Capital Stock applied in accordance with clause (ii) of Section 9.07(b) hereof, (x) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (z) Excluded Contributions; plus

(3) 100.0% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer following the Issue Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (xii)(A) of Section 9.09(b) hereof, (ii) contributions by a Restricted Subsidiary and (iii) any Excluded Contributions); plus

(4) 100.0% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by the Issuer or any Restricted Subsidiary by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Issuer or its Restricted Subsidiaries, in each case after the Issue Date; or

(ii) the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a dividend or distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 9.07(b) hereof or to the extent such Investment constituted a Permitted Investment), in each case, after the Issue Date; plus

(5) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value (as determined by the Issuer in good faith; provided that, in the case of this clause (5), if the fair market value of such Investment shall exceed $50.0 million, such fair market value shall be determined by the board of directors of the Issuer) of the investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (vii) of Section 9.07(b) hereof or to the extent such Investment constituted a Permitted Investment.

(b) The foregoing provisions of Section 9.07(a) hereof shall not prohibit:

(i) the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with the provisions of this Note Purchase Agreement;

(ii) (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Restricted Subsidiary or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock, and (C) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 9.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the defeasance, redemption, repurchase, exchange or other acquisition or retirement (1) of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or a Guarantor or Disqualified Stock of the Issuer or a Guarantor or (2) Disqualified Stock of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of the Issuer or a Guarantor, that, in each case, is incurred or issued, as applicable, in compliance with Section 9.09 hereof so long as:

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including tender premium) required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired, defeasance costs and any fees and expenses incurred in connection with the issuance of such new Indebtedness or Disqualified Stock;

(B) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so defeased, redeemed, repurchased, exchanged, acquired or retired;

(C) such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(D) such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so defeased, redeemed, repurchased, exchanged, acquired or retired (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(iv) a Restricted Payment to pay for the repurchase, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent company of the Issuer held by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection with such repurchase, retirement or other acquisition), including any Equity Interest rolled over by management, directors or employees of the Issuer or any direct or indirect parent company of the Issuer in connection with the Acquisition Transactions; provided, that the aggregate amount of Restricted Payments made under this clause (iv) do not exceed in any calendar year $15.0 million (which shall increase to $25.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer) (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $50.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent corporation of the Issuer)); provided, further, that such amount in any calendar year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, the cash proceeds from the sale of Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present or former employees, directors, officers, members of management or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (C) of Section 9.07(a) hereof; plus

(B) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries (or any direct or indirect parent company to the extent contributed to the Issuer) after the Issue Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that (i) cancellation of Indebtedness owing to the Issuer from any future, present or former employees, directors, officers, members of management or consultants of the Issuer (or their respective Controlled Investment Affiliates or Immediate Family Members), any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies and (ii) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or similar instruments if such Equity Interests represents all or a portion of the exercise price thereof or payments, in lieu of the issuance of fractional Equity Interests or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (i) and (ii), will not be deemed to constitute a Restricted Payment for purposes of this Section 9.07 or any other provision of this Note Purchase Agreement;

(v) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 9.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(vi) (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(B) the declaration and payment of dividends to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by such parent company after the Issue Date; provided, that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (ii) of this Section 9.07(b);

provided, in the case of each of (A), (B) and (C) of this clause (vi), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(vii) Investments in Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (vii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of (a) $30.0 million and (b) 1.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(viii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, member of management or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer or any Restricted Subsidiary or any direct or indirect parent company of the Issuer and any repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other equity-based awards if such Equity Interests represent a portion of the exercise price of such options, warrants or awards;

(ix) the declaration and payment of dividends on the Issuer’s common stock (or the payment of dividends to any direct or indirect parent company of the Issuer to fund a payment of dividends on such company’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any direct or indirect parent company of the Issuer after the Issue Date, of up to 6.0% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 or Form S-8 and other than any public sale constituting an Excluded Contribution;

(x) Restricted Payments that are made (a) in an amount equal to the amount of Excluded Contributions previously received or (b) without duplication with clause (a), from the Net Proceeds from an Asset Sale in respect of property or assets acquired after the Issue Date, if the acquisition of such property or assets was financed with Excluded Contributions;

(xi) (A) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(A) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not be subsequently sold or transferred for, Cash Equivalents)) not to exceed the greater of (a) $80.0 million and (b) 3.5% of Total Assets at such time and (B) Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xi)(B) (in the case of Restricted Investments, at the time outstanding (without giving effect to the sale of an Investment to the extent the proceeds of such sale do not consist of, or have not be subsequently sold or transferred for, Cash Equivalents)) not to exceed $80.0 million; provided that, solely for purposes of this clause (xi)(B), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment, after giving effect to such Restricted Payment on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Consolidated Total Debt Ratio of no more than 4.00 to 1.00;

(xii) distributions or payments of Securitization Fees;

(xiii) any Restricted Payment made in connection with the Acquisition Transactions and the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 9.11 hereof;

(xiv) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 9.10 and 9.14 hereof; provided, that if the Issuer shall have been required to make a Change of Control Offer or Asset Sale Offer, as applicable, to purchase the Notes on the terms provided in this Note Purchase Agreement applicable to Change of Control Offers or Asset Sale Offers, respectively, all Notes validly tendered by Holders of such Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(xv) the declaration and payment of dividends or distributions by the Issuer to, or the making of loans to, any direct or indirect parent company of the Issuer in amounts required for any direct or indirect parent company of the Issuer to pay, in each case without duplication,

(A) franchise, excise and similar taxes, and other fees and expenses, required to maintain their corporate existence;

(B) consolidated, combined or similar foreign, federal, state or local income or similar taxes of a tax group that includes the Issuer and/or its Subsidiaries and whose common parent is a direct or indirect parent of the Issuer, to the extent such income or similar taxes are attributable to the income of the Issuer and its Restricted Subsidiaries or, to the extent of any cash amounts actually received from its Unrestricted Subsidiaries for such purpose, to the income of such Unrestricted Subsidiaries; provided, that in each case the amount of such payments in respect of any fiscal year does not exceed the amount that the Issuer and/or its Restricted Subsidiaries (and, to the extent permitted above, its Unrestricted Subsidiaries), as applicable, would have been required to pay in respect of the relevant foreign, federal, state or local income or similar taxes for such fiscal year had the Issuer, its Restricted Subsidiaries and/or its Unrestricted Subsidiaries (to the extent described above), as applicable, paid such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of any direct or indirect parent company of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(E) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of such parent entity;

(F) amounts payable pursuant to the Support and Services Agreement, (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect on the Issue Date (it being understood that any amendment thereto or replacement thereof to increase the fees payable pursuant to the Support and Services Agreement would be deemed to be materially disadvantageous to the Holders)), solely to the extent such amounts are not paid directly by the Issuer or its Subsidiaries;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(H) to finance Investments that would otherwise be permitted to be made pursuant to this Section 9.07 if made by the Issuer; provided, that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of the Issuer or one of its Restricted Subsidiaries or (y) the merger or amalgamation of the Person formed or acquired into the Issuer or one of its Restricted Subsidiaries (to the extent not prohibited by Section 10.01 hereof) in order to consummate such Investment, (3) such direct or indirect parent company and its Affiliates (other than the Issuer or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Issuer or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Note Purchase Agreement, (4) any property received by the Issuer shall not increase amounts available for Restricted Payments pursuant to clause (C) of Section 9.07(a) hereof and (5) such Investment shall be deemed to be made by the Issuer or such Restricted Subsidiary pursuant to another provision of this Section 9.07(b) (other than pursuant to clause (x) of this Section 9.07(b)) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof); and

(I) amounts that would be permitted to be paid by the Issuer under clauses (iii), (iv), (vii), (viii), (xii), (xiii) and (xvi) of Section 9.11(b) hereof; provided, that the amount of any dividend or distribution under this clause (xv)(I) to permit such payment shall reduce, without duplication, Consolidated Net Income of the Issuer to the extent, if any, that such payment would have reduced Consolidated Net Income of the Issuer if such payment had been made directly by the Issuer and increase (or, without duplication of any reduction of Consolidated Net Income, decrease) EBITDA to the extent, if any, that Consolidated Net Income is reduced under this clause (xv)(I) and such payment would have been added back to (or, to the extent excluded from Consolidated Net Income, would have been deducted from) EBITDA if such payment had been made directly by the Issuer, in each case, in the period such payment is made;

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents); and

(xvii) Restricted Payments that are made with the net proceeds of the 2GIG Disposition; provided that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment, after giving effect to the 2GIG Disposition and such Restricted Payment on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Consolidated Total Debt Ratio of no more than 5.00 to 1.00;

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (xi) and (xvi) of this Section 9.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 9.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xvii) above or is entitled to be made pursuant to Section 9.07(a), the Issuer will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or a portion thereof) between such clauses (i) through (xvii) and such Section 9.07(a) in any manner that otherwise complies with this Section 9.07.

(d) The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation shall be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to Section 9.07 hereof, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Note Purchase Agreement. For the avoidance of doubt, this Section 9.07 shall not restrict the making of any “AHYDO catch up payment” with respect to, and required by the terms of, any Indebtedness of the Issuer or any of its Restricted Subsidiaries permitted to be incurred under the terms of this Note Purchase Agreement.

Section 9.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i) (A) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries that is a Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(ii) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(iii) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is a Guarantor,

(b) The restrictions in Section 9.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Existing Notes (and the guarantees thereof) and the related documentation, the Senior Secured Credit Facilities and the related documentation, and Hedging Obligations and the related documentation;

(ii) this Note Purchase Agreement, the Notes and the guarantees thereof;

(iii) purchase money obligations for property acquired in the ordinary course of business and capital lease obligations that impose restrictions of the nature discussed in clause (iii) of Section 9.08(a) hereof on the property so acquired;

(iv) applicable law or any applicable rule, regulation or order;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition or at the time it merges with or into the Issuer or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(vii) Secured Indebtedness otherwise permitted to be incurred pursuant to Sections 9.09 and 9.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business or arising in connection with any Permitted Liens;

(ix) other Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors permitted to be incurred subsequent to the Issue Date pursuant to the provisions of Section 9.09 hereof;

(x) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, including with respect to intellectual property and other agreements, in each case, entered into in the ordinary course of business;

(xii) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xiii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Restricted Subsidiary;

(xiv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(xv) restrictions arising in connection with cash or other deposits permitted under Section 9.12 hereof;

(xvi) any agreement or instrument (A) relating to any Indebtedness, Disqualified or preferred stock permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 9.09 hereof if the encumbrances and restrictions are not materially more disadvantageous, taken as a whole, to the Holders than is customary in comparable financings for similarly situated issuers (as determined in good faith by the Issuer) or is otherwise in effect on the Issue Date and (B) either (x) the Issuer determines that such encumbrance or restriction will not adversely affect the Issuer’s ability to make principal and interest payments on the Notes as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness;

(xvii) any encumbrances or restrictions of the type referred to in clauses (i), (ii) and (iii) of Section 9.08(a) hereof imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xvi) of this Section 9.08(b); provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

(xviii) restrictions created in connection with any Qualified Securitization Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Qualified Securitization Facility.

Section 9.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the then outstanding aggregate principal amount of Indebtedness (including Acquired Indebtedness), Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to this Section 9.09(a) by Restricted Subsidiaries that are not Guarantors shall not exceed the greater of (i) $100.0 million and (ii) 4.25% of Total Assets (in each case, determined on the date of such incurrence).

(b) The provisions of Section 9.09(a) hereof shall not apply to:

(i) Indebtedness incurred pursuant to any Credit Facilities by the Issuer or any Restricted Subsidiary and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that immediately after giving effect to any such incurrence or issuance, the then outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (i) does not exceed $425.0 million;

(ii) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any guarantee thereof);

(iii) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (i) and (ii) of this Section 9.09(b));

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock incurred or issued by the Issuer or any Restricted Subsidiary and Preferred Stock incurred or issued by the Issuer or any Restricted Subsidiary, to finance the purchase, lease or improvement of property (real or personal), equipment or other assets used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed the greater of (a) $50.0 million and (b) 2.0% of Total Assets (in each case, determined at the date of incurrence or issuance), so long as such Indebtedness, Disqualified Stock or Preferred Stock is incurred or issued at the date of such purchase, lease or improvement or within 365 days thereafter;

(v) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 Business Days following such drawing or incurrence;

(vi) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, that such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (Contingent Obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of the Issuer to a Restricted Subsidiary; provided, that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (vii);

(viii) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, that if a Subsidiary Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Subsidiary Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness (to the extent such Indebtedness is then outstanding) not permitted by this clause (viii);

(ix) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Capital Stock constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (ix);

(x) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred under this Note Purchase Agreement, exchange rate risk or commodity pricing risk;

(xi) obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(xii) (A) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than Excluded Contributions, proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (C)(2) and (C)(3) of Section 9.07(a) hereof to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 9.07(b) hereof or to make Permitted Investments (other than Permitted Investments specified in clauses (a), (b) or (c) of the definition thereof), and (B) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (xii)(B), does not at any time outstanding exceed the greater of (x) $100.0 million and (y) 4.25% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred pursuant to this clause (xii)(B) shall cease to be deemed incurred or outstanding for purposes of this clause (xii)(B) but shall be deemed incurred for the purposes of Section 9.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or Preferred Stock under Section 9.09(a) hereof without reliance on this clause (xii)(B);

(xiii) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 9.09(a) hereof and clauses (ii), (iii), (iv) and (xii)(A) of this Section 9.09(b), this clause (xiii) and clause (xiv) of this Section 9.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so extend, replace, refund, refinance, renew or defease such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased (or requires no or nominal payments in cash prior to the date that is 91 days after the maturity date of the Notes);

(B) to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated in right of payment to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively; and

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary Guarantor; or

(3) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and, provided, further, that subclause (A) of this clause (xiii) will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness;

(xiv) (A) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or (B) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Note Purchase Agreement; provided, that in the case of clauses (A) and (B), after giving effect to such acquisition, merger, amalgamation or consolidation either

(1) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 9.09(a) hereof, or

(2) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation or consolidation;

(xv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xvi) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(xvii) (A) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Note Purchase Agreement, or

(B) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer; provided that such guarantee is incurred in accordance with Section 9.15 hereof;

(xviii) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present or former employees, directors, officers, managers and consultants thereof, their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (iv) of Section 9.07(b) hereof;

(xix) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xx) (A) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries and (B) Indebtedness in respect of Bank Products;

(xxi) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables or payables for credit management purposes, in each case incurred or undertaken consistent with past practice or in the ordinary course of business on arm’s length commercial terms;

(xxii) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(xxiii) the incurrence of Indebtedness of Restricted Subsidiaries of the Issuer that are not Guarantors in an amount outstanding under this clause (xxiii) not to exceed together with any other Indebtedness incurred under this clause (xxiii) the greater of (A) $50.0 million and (B) 2.0% of Total Assets (in each case, determined on the date of such incurrence); it being understood that any Indebtedness deemed incurred pursuant to this clause (xxiii) shall cease to be deemed incurred or outstanding for purposes of this clause (xxiii) but shall be deemed incurred for the purposes of Section 9.09(a) hereof from and after the first date on which the Issuer or such Restricted Subsidiaries could have incurred such Indebtedness under Section 9.09(a) hereof without reliance on this clause (xxiii);

(xxiv) Indebtedness of the Issuer or any of its Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business; and

(xxv) Indebtedness of Foreign Subsidiaries of the Issuer in an amount not to exceed, at any one time outstanding and together with any other Indebtedness incurred under this clause (xxv), the greater of (x) $50.0 million and (y) 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis as shown on the Issuer’s most recent balance sheet (it being understood that any Indebtedness incurred pursuant to this clause (xxv) shall cease to be deemed incurred or outstanding for purposes of this clause (xxv) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on this clause (xxv)).

(c) For purposes of determining compliance with this Section 9.09:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (i) through (xxv) of Section 9.09(b) hereof or is entitled to be incurred pursuant to Section 9.09(a) hereof, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the clauses under Section 9.09(b) or under Section 9.09(a) hereof; provided, that all Indebtedness outstanding under the Senior Secured Credit Facilities on and after the Issue Date shall be treated as incurred on the Issue Date under clause (i) of Section 9.09(b) hereof; and

(ii) the Issuer shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 9.09(a) and Section 9.09(b) hereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, of the same class shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 9.09.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (A) the principal amount of such Indebtedness being refinanced plus (B) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Notwithstanding anything to the contrary, the Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is contractually subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

This Note Purchase Agreement shall not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness merely because it has a junior priority with respect to the same collateral or because it is guaranteed by other obligors.

Section 9.10 Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(i) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto or, if incurred or increased subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(B) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(C) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash Equivalents for purposes of this provision and for no other purpose.

(b) Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale,

(i) to permanently reduce Indebtedness as follows:

(A) if the assets subject to such Asset Sale constitute Collateral, (x) Priority Payment Lien Obligations and, if the Indebtedness reduced is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto or (y) to permanently reduce (or offer to reduce, as applicable) Obligations under the Notes and under any other Pari Passu Lien Indebtedness (and to correspondingly reduce commitments with respect thereto) on a pro rata basis; provided that all reductions of (or offers to reduce) Obligations under the Notes shall be made as provided under Section 8.06 or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued unpaid interest) or by making an offer (in accordance with the procedures set forth in Section 8.08 and Section 9.10(c) hereof) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid;

(B) if the assets subject of such Asset Sale do not constitute Collateral, but constitute collateral for other Senior Indebtedness of the Issuer or a Subsidiary Guarantor, which Lien is permitted by this Note Purchase Agreement, to permanently reduce (and to correspondingly reduce commitments with respect thereto) Obligations under such other Senior Indebtedness that is secured by a Lien, which Lien is permitted by this Note Purchase Agreement, and to correspondingly reduce commitments with respect thereto;

(C) if the assets subject of such Asset Sale do not constitute Collateral or collateral for any Senior Indebtedness of the Issuer or a Subsidiary Guarantor, to permanently reduce Obligations under other Senior Indebtedness of the Issuer or a Subsidiary Guarantor (and to correspondingly reduce commitments with respect thereto), provided that the Issuer shall equally and ratably reduce (or offer to reduce, as applicable) Obligations under the Notes (and may elect to reduce Pari Passu Lien Indebtedness) on a pro rata basis; provided further that all reductions of Obligations under the Notes shall be made as provided under Section 8.06 or through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof plus accrued and unpaid interest) or by making an offer (in accordance with the procedures set forth in Section 8.08 and Section 9.10(c) hereof) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(D) if the assets subject of such Asset Sale are the property or assets of a Restricted Subsidiary that is not a Guarantor, to permanently reduce Indebtedness of (i) a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or any Restricted Subsidiary, or (ii) the Issuer or a Subsidiary Guarantor; or

(ii) to make (A) an Investment in any one or more businesses, provided, that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) capital expenditures or (C) acquisitions of other assets, in each of (A), (B) and (C), used or useful in a Similar Business, provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents; or

(iii) to make an Investment in (A) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (B) properties or (C) acquisitions of other assets that, in each of (A), (B) and (C), replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the assets (including Capital Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral to the extent required under the Collateral Documents;

provided, that, in the case of clauses (ii) and (iii) above, a binding commitment entered into not later than such 450th day shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

(c) Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 9.10(b) hereof will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) (x) in the case of Net Proceeds from Collateral, to all holders of First Lien Obligations to the extent required by the terms thereof and (y) in the case of any other Net Proceeds, all holders of First Lien Obligations and all holders of other Indebtedness that ranks pari passu with the Notes (“Pari Passu Indebtedness”), to the extent required by the terms thereof to purchase the maximum aggregate principal amount of such First Lien Obligations and Pari Passu Indebtedness, as the case may be, that, in the case of the Notes, is in an amount equal to at least $2,000, or an integral multiple of $1,000 thereafter, that may be purchased out of the Excess Proceeds at an offer price, in the case of the Notes, in cash in an amount equal to 100% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, and in the case of any other First Lien Obligations and Pari Passu Indebtedness at the offer price required by the terms thereof but not to exceed 100% of the principal amount thereof, plus accrued and unpaid interest, if any, in accordance with the procedures set forth in this Note Purchase Agreement. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $40.0 million by delivering the notice required pursuant to the terms of this Note Purchase Agreement. The Issuer may satisfy the foregoing obligations with respect to any Net Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $40.0 million or less.

To the extent that the aggregate amount of First Lien Obligations and Pari Passu Indebtedness, as the case may be, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purposes not otherwise prohibited under this Note Purchase Agreement. If the aggregate principal amount of First Lien Obligations and Pari Passu Indebtedness, as the case may be, surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuer shall purchase such First Lien Obligations and Pari Passu Indebtedness, as the case may be, on a pro rata basis based on the accreted value or principal amount of such First Lien Obligations and Pari Passu Indebtedness, as the case may be, tendered with adjustments as necessary so that no such First Lien Obligations and Pari Passu Indebtedness, as the case may be, will be repurchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Additionally, the Issuer may, at its option, make an Asset Sale Offer using the proceeds from any Asset Sale at any time after the consummation of such Asset Sale. Upon consummation or expiration of any such Asset Sale Offer any remaining Net Proceeds shall not be deemed Excess Proceeds and the Issuer may use such Net Proceeds for any purpose not otherwise prohibited under this Note Purchase Agreement.

(d) Pending the final application of any Net Proceeds pursuant to this Section 9.10, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility, including under the Senior Secured Credit Facilities, or otherwise invest such Net Proceeds in any manner not prohibited by this Note Purchase Agreement.

(e) The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered electronically or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note Purchase Agreement, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note Purchase Agreement by virtue thereof.

The provisions of this Section 9.10 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 9.11 Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $20.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $35.0 million, the terms of such Affiliate Transaction have been approved by a resolution adopted by the majority of the board of directors of the Issuer set forth in an Officer’s Certificate delivered to the Purchaser (if the Purchaser is a Holder at such time) certifying that such Affiliate Transaction complies with clause (i) of this Section 9.11(a).

(b) The provisions of Section 9.11(a) hereof shall not apply to the following:

(i) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(ii) Restricted Payments permitted by Section 9.07 hereof and the definition of “Permitted Investments”;

(iii) the payment of management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses pursuant to the Support and Services Agreement (plus any unpaid management, consulting, monitoring, transaction, advisory and other fees, indemnities and expenses accrued in any prior year) and the termination fees pursuant to the Support and Services Agreement, or any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole, as compared to the Support and Services Agreement as in effect on the Issue Date;

(iv) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former employees, directors, officers, managers or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(v) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, has received a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(vi) any agreement or arrangement as in effect as of the Issue Date (including for the avoidance of doubt, the provision of certain administrative and other support services to Solar), or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(vii) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it (or any parent company of the Issuer) is a party as of the Issue Date and any similar agreements which it (or any parent company of the Issuer) may enter into thereafter; provided, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such parent company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (vii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect in the good faith judgment of the board of directors of the Issuer to the Holders when taken as a whole;

(viii) the Acquisition Transactions and the Transactions and the payment of all fees and expenses related thereto, including Transaction Expenses;

(ix) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Note Purchase Agreement which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(x) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any direct or indirect parent company of the Issuer or to any Permitted Holder or to any employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries;

(xi) sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(xii) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith;

(xiii) payments and Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Issuer and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that are, in each case, approved by the Issuer in good faith; and any employment agreements, stock option plans and other compensatory arrangements (and any successor plans thereto) and any supplemental executive retirement benefit plans or arrangements with any such employees, directors, officers, managers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Issuer in good faith;

(xiv) (i) investments by Permitted Holders in securities of the Issuer or any of its Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as (A) the investment is being offered by the Issuer or such Restricted Subsidiary generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities (provided, that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (B)), and (ii) payments to Permitted Holders in respect of securities of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities;

(xv) payments to or from, and transactions with, any joint venture in the ordinary course of business (including, without limitation, any cash management activities related thereto);

(xvi) payments by the Issuer (and any direct or indirect parent company thereof) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such parent company) and its Subsidiaries, to the extent such payments are permitted under clause (xv)(B) of Section 9.07(b) hereof;

(xvii) any lease entered into between the Issuer or any Restricted Subsidiary, as lessee, and any Affiliate of the Issuer, as lessor, which is approved by a majority of the disinterested members of the board of directors of the Issuer in good faith;

(xviii) intellectual property licenses in the ordinary course of business;

(xix) all payments to Holdings otherwise permitted under this Note Purchase Agreement;

(xx) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Issuer or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or before the Issue Date;

(xxi) the pledge of Equity Interests of any Unrestricted Subsidiary to lenders to support the Indebtedness of such Unrestricted Subsidiary owed to such lenders; and

(xxii) any transaction with a joint venture which would constitute an Affiliate Transaction solely because the Issuer or its Restricted Subsidiary owns an equity interest or otherwise controls such joint venture or similar entity.

Section 9.12 Liens. The Issuer will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness (any such Lien, the “Initial Lien”), on any asset or property of the Issuer or any Subsidiary Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, except, in the case of any assets or property that does not constitute Collateral, any Initial Lien if the Notes or the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to this Section 9.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien which release and discharge in the case of any sale of any such asset or property shall not affect any Lien that the Collateral Agent may have on the proceeds from such sale.

Section 9.13 Company Existence. Subject to Article 10 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided, that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form; provided that if the Issuer changes its organizational form to a partnership or a limited liability company, it will add a corporate co-issuer of the Notes.

Section 9.14 Offer to Repurchase Upon Change of Control. If a Change of Control occurs, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes as described under Section 8.06 hereof, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101.0% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer electronically or by first-class mail to each Holder to the address of such Holder appearing in the Note Register with the following information:

(a) that a Change of Control Offer is being made pursuant to this Section 9.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(b) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with clause (l) of this Section 9.14;

(c) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(d) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(e) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(f) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the second Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(g) that Holders whose Notes are being purchased only in part shall be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to at least $2,000 or any integral multiple of $1,000 in excess of $2,000;

(h) if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control; and

(i) the other instructions, as determined by the Issuer, consistent with this Section 9.14 that a Holder must follow in order to have the Notes repurchased.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase by the Issuer of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Note Purchase Agreement, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Note Purchase Agreement by virtue thereof.

(j) On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(i) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer; and

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered

(k) The Issuer shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Note Purchase Agreement applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(l) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(m) Other than as specifically provided in this Section 9.14, any purchase pursuant to this Section 9.14 shall be made pursuant to the provisions of Sections 8.01, 8.04 and 8.05 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

The provisions of this Section 9.14 may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

Section 9.15 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities of the Issuer or any Guarantor), other than a Guarantor, a Foreign Subsidiary or a Securitization Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(a) such Restricted Subsidiary within 30 days after the guarantee of such Indebtedness (i) executes and delivers a joinder to this Note Purchase Agreement, the form of which is attached as Exhibit E hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes and (ii) becomes a party to the Collateral Documents and takes all actions required thereunder to perfect the Liens created thereunder; and

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided, that this Section 9.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor, in which case such Subsidiary shall not be required to comply with the 30 day period described in clause (a) of this Section 9.15.

Section 9.16 Suspension of Covenants.

(a) If on any date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Note Purchase Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event” and the date thereof being referred to as the “Suspension Date”) then, Section 9.07, Section 9.08, Section 9.09, Section 9.10, Section 9.11, Section 9.15 and clause (iv) of Section 10.01(a) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”) until the occurrence of the Reversion Date.

(b) During any period that the foregoing covenants have been suspended, the Issuer may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Note Purchase Agreement for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Note Purchase Agreement with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this Note Purchase Agreement as the “Suspension Period.” Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from any Asset Sales shall be reset to zero.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for under Section 9.12 (including, without limitation, Permitted Liens) to the extent provided for in Section 9.12 and any Permitted Liens which may refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of the Section 9.12 and for no other covenant).

(e) Notwithstanding the foregoing, in the event of any such reinstatement of the Suspended Covenants, no action taken or omitted to be taken by Holdings, the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Note Purchase Agreement with respect to the Notes; provided, that (i) with respect to Restricted Payments made after such reinstatement, the amount available to be made as Restricted Payments will be calculated as though Section 9.07 hereof had been in effect prior to, but not during, the Suspension Period; (ii) all Indebtedness incurred, or Disqualified Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to clause (iii) of Section 9.09(b) hereof; (iii) any Affiliate Transaction entered into after such reinstatement pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (vi) of Section 9.11(b) hereof;

(iv) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (i) through (iii) of Section 9.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of Section 9.08(b) hereof; and (v) no Subsidiary of the Issuer shall be required to comply with Section 9.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

(f) The Issuer shall have no obligation to provide Holders with notice of the commencement or termination of a Suspension Period.

Section 9.17 Impairment of Security Interests. Subject to the rights of the holders of Permitted Liens, the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to take, or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent and Holders, except as otherwise permitted under this Note Purchase Agreement. Any release of the Collateral in accordance with the provisions of this Note Purchase Agreement shall not be deemed to impair the security hereunder, and any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Note Purchase Agreement with respect to such release have been complied with. The Issuer shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any manner that would be adverse to the Holders in any material respect, except as permitted under Article 13 hereof.

Section 9.18 After-Acquired Property. Promptly following the acquisition by the Issuer or any Subsidiary Guarantor of any After-Acquired Property (but subject to the limitations, if applicable, set forth in Section 15.01 hereof or otherwise included in the Collateral Documents), the Issuer or such Subsidiary Guarantor shall execute and deliver such mortgages, deeds of trust, security instruments, financing statements, certificates, opinions of counsel and other documents as shall be reasonably necessary to vest in the Collateral Agent a perfected security interest in such After-Acquired Property and to have such After-Acquired Property added to the Collateral and thereupon all provisions of this Note Purchase Agreement relating to the Collateral shall be deemed to relate to such After-Acquired Property to the same extent and with the same force and effect.

Section 9.19 Further Assurances. The Issuer shall and shall cause each of its Subsidiary Guarantors (or other Subsidiaries with respect to Capital Stock of such Subsidiaries that constitutes Collateral) to execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in each case at the sole expense of the Issuer in order to grant, preserve, maintain, protect and perfect (and continue the perfection of) the validity and priority of the security interests created or intended to be created by the Collateral Documents in the Collateral, including, without limitation, by making all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements). In addition, from time to time, the Issuer shall and shall cause each of its Subsidiary Guarantors (or other Subsidiaries with respect to Capital Stock of such Subsidiaries that constitutes Collateral) to reasonably promptly secure the obligations under this Note Purchase Agreement and the Collateral Documents by pledging or creating, or causing to be pledged or created, perfected security interests with respect to the Collateral. Such security interests and Liens will be created under the Collateral Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form as may be reasonably necessary to perfect such security interests and Liens.

Section 9.20 Ratings The Issuer will use commercially reasonable efforts to obtain a tranche credit rating of the Notes from one of the Rating Agencies within 90 days following a request by the Holders of at least 25% in aggregate principal amount of the then outstanding Notes.

ARTICLE 10

SUCCESSORS

Section 10.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made, is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”); provided, that in the case where the surviving Person is not a corporation, a co-obligor of the Notes is a corporation;

(ii) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes and the Collateral Documents pursuant to joinders or other documents or instruments;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test, or

(B) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 10.01(c)(i)(B) hereof shall apply, shall have by joinder to this Note Purchase Agreement confirmed that its Guarantee shall apply to such Person’s obligations under this Note Purchase Agreement, the Notes and the Collateral Documents; and

(vi) the Collateral owned by or transferred to the Successor Company shall:

(A) continue to constitute Collateral under this Note Purchase Agreement and the Collateral Documents with the same priorities as existed immediately prior to such transaction,

(B) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties, and

(C) not be subject to any Lien other than Liens permitted by this Note Purchase Agreement; and

(vii) the property and assets of the Person which is merged or consolidated with or into the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made, to the extent that they are property or assets of the types that would constitute Collateral under the Collateral Documents, shall be treated as After-Acquired Property and the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Note Purchase Agreement.

(b) The Successor Company shall succeed to, and be substituted for, the Issuer under this Note Purchase Agreement, the Guarantees and the Notes, as applicable. Notwithstanding clauses (iii) and (iv) of Section 10.01(a) hereof,

(i) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or transfer all or part of its properties and assets to the Issuer or a Subsidiary Guarantor, and

(ii) the Issuer may merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(c) Subject to Section 14.06 hereof, no Subsidiary Guarantor shall, and the Issuer shall not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Guarantor, as applicable, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such surviving Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(B) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under this Note Purchase Agreement and such Guarantor’s related Guarantee pursuant to a joinder to this Note Purchase Agreement or other documents or instruments;

(B) immediately after such transaction, no Default exists;

(C) the Collateral transferred to the Successor Person will (a) continue to constitute Collateral under this Note Purchase Agreement and the Collateral Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Secured Parties with the same relative priorities as existed immediately prior to such transaction, and (c) not be subject to any Lien, other than Liens permitted by the terms of this Note Purchase Agreement;

(D) to the extent that the assets of the Person which is merged or consolidated with or into the Successor Person are assets of the type which would constitute Collateral under the Collateral Documents, the Successor Person will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in this Note Purchase Agreement; or

(ii) the transaction is made in compliance with Section 9.10(a) hereof; or

(iii) in the case of assets comprised of Equity Interests of Subsidiaries that are not Guarantors, such Equity Interests are sold, assigned, transferred, leased, conveyed or otherwise disposed of to one or more Restricted Subsidiaries.

(d) Subject to Section 14.06 hereof, the Successor Person shall succeed to, and be substituted for, such Guarantor under this Note Purchase Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) merge or consolidate with or into, wind up into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuer, (2) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Subsidiary Guarantor in the United States, any state thereof, the District of Columbia or any territory thereof, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer, in each case, without regard to the requirements set forth in the preceding paragraph. Holdings may merge with an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing Holdings in the United States, any state thereof, the District of Columbia or any territory thereof. Notwithstanding anything to the contrary in this Section 10.01, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to any Subsidiary Guarantor.

Section 10.02 Successor Person Substituted. Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer or a Subsidiary Guarantor in accordance with Section 10.01 hereof, the successor Person formed by such consolidation or into or with which the Issuer or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Note Purchase Agreement referring to the Issuer or such Subsidiary Guarantor, as applicable, shall refer instead to the successor Person, as applicable, and not to the Issuer or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Issuer or such Subsidiary Guarantor, as applicable, under this Note Purchase Agreement with the same effect as if such successor Person, as applicable, had been named as the Issuer or a Subsidiary Guarantor, as applicable, herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of Section 10.01 hereof.

ARTICLE 11

DEFAULTS AND REMEDIES

Section 11.01 Events of Default.

(a) An “Event of Default,” wherever used herein, means any one of the following events:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(iii) subject to Section 9.03(d) hereof, failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Holders of not less than 25.0% in principal amount of the then outstanding Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Note Purchase Agreement or the Notes;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $40.0 million or more outstanding;

(v) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $40.0 million (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(viii) the Guarantee of Holdings or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of Holdings or any Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Restricted Subsidiaries that together (as of the latest audited consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 9.03 hereof) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination of this Note Purchase Agreement or the release of any such Guarantee in accordance with this Note Purchase Agreement;

(ix) any of the Collateral Documents ceases to be in full force and effect, or any of the Collateral Documents ceases to give the Holders of the Notes the Liens purported to be created thereby, or any of the Collateral Documents is declared null and void or the Issuer or any Restricted Subsidiary denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case, other than in accordance with the terms of this Note Purchase Agreement or the terms of the Collateral Documents); provided that if a failure of the sort described in this clause (ix) is susceptible of cure, no Event of Default shall arise under this clause (ix) with respect thereto until 30 days after notice of such failure shall have been given to the Issuer by the Holders of not less than 25% of the aggregate principal amount of the then outstanding Notes; or

(x) a default under the 2019 Notes Indenture.

(b) In the event of any Event of Default specified in clause (iv) of Section 11.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Holders, if within 20 days after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

Section 11.02 Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 11.01(a) hereof) occurs and is continuing under this Note Purchase Agreement, the Holders of at least 25.0% in principal amount of the then total outstanding Notes may (subject to the terms of the Intercreditor Agreement), by notice to the Issuer (with a copy to the Collateral Agent), specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration”, declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 11.01(a) hereof, all outstanding Notes will become due and payable without further action or notice.

Section 11.03 Other Remedies. If an Event of Default occurs and is continuing, the Holders may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Note Purchase Agreement.

A delay or omission by the any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

In addition to the right of acceleration set forth in Section 11.02 hereof, if an Event of Default occurs and is continuing under this Note Purchase Agreement, the Collateral Agent shall, subject to the provisions contained in the Intercreditor Agreement, have the right to exercise remedies with respect to the Collateral such as foreclosure, as are available under this Note Purchase Agreement, the Collateral Documents and at law.

Section 11.04 Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Issuer (with a copy to the Collateral Agent) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Note Purchase Agreement or the Collateral Documents (except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under this Note Purchase Agreement (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Note Purchase Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 11.05 Control by Majority. Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then total outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Holders under this Note Purchase Agreement or the Collateral Agent under this Note Purchase Agreement, the Collateral Documents or at law.

Section 11.06 Limitation on Suits Subject to Section 11.07 hereof, no Holder of a Note may pursue any remedy with respect to this Note Purchase Agreement or the Notes, unless, subject to the provisions of the Intercreditor Agreement:

(a) such Holder has previously given the Issuer written notice that an Event of Default is continuing;

(b) Holders of at least 25.0% in principal amount of the total outstanding Notes are pursuing the remedy; and

(c) Holders of a majority in aggregate principal amount of the then total outstanding Notes do not pursue an inconsistent remedy.

Section 11.07 Rights of Holders to Receive Payment. Notwithstanding any other provision of this Note Purchase Agreement, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an Asset Sale Offer or a Change of Control Offer), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 11.08 Restoration of Rights and Remedies. If the Collateral Agent or any Holder has instituted any proceeding to enforce any right or remedy under this Note Purchase Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Collateral Agent or such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Collateral Agent and the Holders shall continue as though no such proceeding has been instituted.

Section 11.09 Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Collateral Agent or the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 11.10 Delay or Omission Not Waiver. No delay or omission of the Collateral Agent or any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Collateral Agent or the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Collateral Agent or the Holders, as the case may be.

Section 11.11 Priorities. If any Agent or the Collateral Agent collects any money or property pursuant to this Article 11, it shall pay out the money or property in the following order:

(a) to the Collateral Agent, its agents and attorneys for amounts due to it under the Collateral Documents and this Note Purchase Agreement, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Collateral Agent and the costs and expenses of collection;

(b) subject to the terms of the Intercreditor Agreement, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

Section 11.12 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Note Purchase Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

ARTICLE 12

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 12.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, at its option and at any time, elect to have either Section 12.02 or 12.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth below in this Article 12.

Section 12.02 Legal Defeasance and Discharge. Upon the Issuer’s exercise under Section 12.01 hereof of the option applicable to this Section 12.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 12.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 12.05 hereof and the other Sections of this Note Purchase Agreement referred to in (a) and (b) below (it being understood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes and this Note Purchase Agreement including that of the Guarantors and the Collateral Documents and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Note Purchase Agreement referred to in Section 12.04 hereof;

(b) the Issuer’s obligations with respect to Notes concerning registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust; and

(c) this Section 12.02.

Subject to compliance with this Article 12, the Issuer may exercise its option under this Section 12.02 notwithstanding the prior exercise of its option under Section 12.03 hereof.

Section 12.03 Covenant Defeasance. Upon the Issuer’s exercise under Section 12.01 hereof of the option applicable to this Section 12.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 9.03, 9.04, 9.05, 9.07, 9.08, 9.09, 9.10, 9.11, 9.12, 9.13, 9.14, 9.15, 9.17, 9.18 and 9.19 hereof and clauses (iv) and (v) of Section 10.01(a), Sections 10.01(c) and 10.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 12.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and the Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 11.01 hereof, but, except as specified above, the remainder of this Note Purchase Agreement and such Notes and the Guarantees shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 hereof of the option applicable to this Section 12.03 hereof, subject to the satisfaction of the conditions set forth in Section 12.04 hereof, Section 11.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 11.01(a)(iv), 11.01(a)(v), 11.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), 11.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto) and 11.01(a)(viii) hereof shall not constitute Events of Default.

Section 12.04 Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 12.02 or 12.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(a) the Issuer must irrevocably deposit with the Paying Agent, in trust (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.03), for the benefit of the Holders, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Note Purchase Agreement to the extent that an amount is deposited equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with on or prior to the date of redemption;

(b) in the case of Legal Defeasance, the Issuer shall have obtained an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(i) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuer shall have obtained an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(e) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Secured Credit Facilities or any other material agreement or instrument (other than this Note Purchase Agreement) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith); and

(f) the Issuer shall have obtained an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code; and

Section 12.05 Deposited Money and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with any Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregated and held in trust as provided in Section 2.03) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied in accordance with the provisions of such Notes and this Note Purchase Agreement to the payment, either directly or through any Paying Agent to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify any Paying Agent against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 12.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 12 to the contrary notwithstanding, the Paying Agent shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Securities held by it as provided in Section 12.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Paying Agent (which may be the opinion delivered under Section 12.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 12.06 Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Issuer as trustee thereof, shall thereupon cease.

Section 12.07 Reinstatement. If the Issuer or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 12.02 or 12.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Note Purchase Agreement and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.02 or 12.03 hereof until such time as the Issuer or Paying Agent is permitted to apply all such money in accordance with Section 12.02 or 12.03 hereof, as the case may be; provided that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Paying Agent.

ARTICLE 13

AMENDMENT, SUPPLEMENT AND WAIVER

Section 13.01 Without Consent of Holders. Notwithstanding Section 13.02 hereof, the Issuer, any Guarantor (with respect to a Guarantee or this Note Purchase Agreement to which it is a party) and, to the extent applicable, the Collateral Agent may amend or supplement this Note Purchase Agreement, the Collateral Documents and any Guarantee or Notes without the consent of any Holder:

(b) to cure any ambiguity, omission, mistake, defect or inconsistency;

(c) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(d) to comply with Section 10.01 hereof;

(e) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(f) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Note Purchase Agreement of any such Holder;

(g) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(h) to make any amendment to the provisions of this Note Purchase Agreement relating to the transfer or legending of the Notes;

(i) to add a Guarantor under this Note Purchase Agreement or to release a Guarantor in accordance with the terms of this Note Purchase;

(j) to provide for the succession of any parties to the Collateral Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Credit Agreement or any other agreement that is not prohibited by this Note Purchase Agreement;

(k) to provide for the release or addition of Collateral or Guarantees in accordance with the terms of this Note Purchase Agreement and the Collateral Documents; or

(l) to add any Pari Passu Lien Indebtedness to any Collateral Document to the extent permitted by this Note Purchase Agreement.

Section 13.02 With Consent of Holders Except as provided in this Section 13.02, the Issuer, the Guarantors and the Collateral Agent may amend or supplement this Note Purchase Agreement, the Notes and the Guarantees and the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes and, subject to Section 11.04 and 11.06 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Note Purchase Agreement, the Guarantees, the Notes issued thereunder or any Collateral Document may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 13.02.

It shall not be necessary for the consent of the Holders under this Section 13.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 13.02 becomes effective, the Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes, an amendment or waiver under this Section 13.02 may not, with respect to any Notes held by a non-consenting Holder:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Note (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 8.08, Section 9.10 and Section 9.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any Note;

(d) (A) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of all then outstanding Notes and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default in respect of a covenant or provision contained in this Note Purchase Agreement or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(e) make any Note payable in money other than that stated therein;

(f) make any change in the provisions of this Note Purchase Agreement relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(g) make any change in these amendment and waiver provisions;

(h) impair the right of any Holder to receive payment of principal of, or premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(i) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Note Purchase Agreement, modify the Guarantees of any Significant Subsidiary, or any group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Issuer), would constitute a Significant Subsidiary in any manner materially adverse to the Holders.

In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (1) modify any Collateral Document or the provisions in this Note Purchase Agreement dealing with the Collateral or the Collateral Documents that would have the impact of releasing all or substantially all of the Collateral from the Liens of the Collateral Documents (except as permitted by the terms of this Note Purchase Agreement and the Collateral Documents) or change or alter the priority of the security interests in the Collateral, (2) make any change in any Collateral Document or the provisions in this Note Purchase Agreement dealing with the Collateral or the Collateral Documents or the application of proceeds of the Collateral that would adversely affect the Holders in any material respect or (3) modify the Intercreditor Agreement in any manner adverse to the Holders in any material respect other than in accordance with the terms of this Note Purchase Agreement and the Collateral Documents.

Section 13.03 Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Issuer receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 13.04 Notation on or Exchange of Notes. The Issuer may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 13.05 Payment for Consent. Neither the Issuer nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Note Purchase Agreement, the Notes or the Collateral Documents unless such consideration is offered to all Holders eligible to participate in the solicitation and is paid to all such Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

ARTICLE 14

GUARANTEES

Section 14.01 Guarantee. Subject to this Article 14, from and after the Issue Date, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, guarantees, on an senior secured basis, to each Holder of a Note, irrespective of the validity and enforceability of this Note Purchase Agreement, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Note Purchase Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuer hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Note Purchase Agreement or by release in accordance with the provisions of this Note Purchase Agreement and the Collateral Documents.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by any Holder in enforcing any rights under this Section 14.01.

If any Holder is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors any amount paid to such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 11 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted under applicable law, be entitled upon payment in full of all guaranteed obligations under this Note Purchase Agreement to a contribution from each other Guarantor in an amount equal to such other guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 14.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation, reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior secured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor, if any.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 14.02 Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors.

Section 14.03 Execution and Delivery. To evidence its Guarantee set forth in Section 14.01 hereof, each Guarantor hereby agrees that this Note Purchase Agreement (or a joinder to this Note Purchase Agreement in the form of Exhibit E) shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 14.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Note Purchase Agreement (or a joinder to this Note Purchase Agreement in the form of Exhibit E) no longer holds that office at the time the Note is issued, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Issuer shall constitute due delivery of the Guarantee set forth in this Note Purchase Agreement on behalf of the Guarantors.

If required by Section 9.15 hereof, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 9.15 hereof and this Article 14, to the extent applicable.

Section 14.04 Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 14.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Note Purchase Agreement or the Notes shall have been paid in full.

Section 14.05 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Note Purchase Agreement and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 14.06 Release of Guarantees. Each Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Subsidiary Guarantor or the Issuer is required for the release of such Subsidiary Guarantor’s Guarantee, upon:

(i) any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor, in each case if such sale, exchange, disposition or transfer is made in compliance with the applicable provisions of this Note Purchase Agreement;

(ii) the release or discharge of the guarantee by such Subsidiary Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Guarantee pursuant to Section 9.15 hereof);

(iii) the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Note Purchase Agreement;

(iv) upon the merger or consolidation of any Subsidiary Guarantor with and into the Issuer or another Guarantor or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Issuer or another Guarantor; or

(v) the exercise by the Issuer of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 12 hereof or the discharge of the Issuer’s obligations under this Note Purchase Agreement in accordance with the terms of this Note Purchase Agreement.

ARTICLE 15

COLLATERAL DOCUMENTS

Section 15.01 Collateral and Collateral Documents.

(a) The due and punctual payment of the principal of and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Notes and payment and performance of all other Obligations of the Issuer and the Guarantors to the Holders or the Collateral Agent under this Note Purchase Agreement, the Notes and the Collateral Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Collateral Documents, which define the terms of the Liens that secure the Notes and such other Obligations, subject to the terms of the Intercreditor Agreement. The Issuer hereby acknowledges and agrees that the Collateral Agent holds the Collateral for its benefit and the benefit of the Holders, in each case pursuant to the terms of the Collateral Documents. Each Holder, by accepting a Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and this Note Purchase Agreement, and authorizes and directs the Collateral Agent to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Collateral Agent copies of all documents filed pursuant to the Collateral Documents, and shall do or cause to be done all such acts and things as may be reasonably required to assure and confirm to the Collateral Agent the security interest in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Note Purchase Agreement and of the Notes secured hereby, according to the intent and purposes herein expressed.

(b) Notwithstanding the foregoing,

(i) the Capital Stock and other securities of the Issuer or any Subsidiary of the Issuer that are owned by the Issuer or any Guarantor shall constitute Collateral only to the extent that such Capital Stock and other securities can secure the Notes and Pari Passu Lien Indebtedness without Rule 3-16 of Regulation S-X under the Securities Act (“Rule 3-16”) (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other governmental agency)(the “Rule 3-16 Exception”);

(ii) in the event that Rule 3-16 requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer (if at such time the Issuer satisfies the requirements of Section 9.03 by furnishing information relating to any parent entity of the Issuer), or of any Subsidiary of the Issuer, due to the fact that the Issuer’s or such Subsidiary’s Capital Stock and other securities secure the Notes and/or Pari Passu Lien Indebtedness, then the Capital Stock and other securities of the Issuer or of such Subsidiary shall automatically be deemed not to be part of the Collateral (but only to the extent necessary to not be subject to such requirement) and in such event, the Collateral Documents may be amended or modified, without the consent of any Holder or a holder of Pari Passu Lien Indebtedness, to the extent necessary to release the security interests in the shares of Capital Stock and other securities that are so deemed to no longer constitute part of the Collateral; and

(iii) in the event that Rule 3-16 is amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) the Issuer’s or such Subsidiary’s Capital Stock and other securities to secure the Notes and/or Pari Passu Lien Indebtedness in excess of the amount then pledged without the filing with the SEC (or any other governmental agency) of separate financial statements of the Issuer or such Subsidiary, then the Capital Stock and other securities of the Issuer or of such Subsidiary shall automatically be deemed to be a part of the Collateral (but only to the extent permitted without becoming subject to any such financial statement requirements). In such event, the Collateral Documents may be amended or modified, without the consent of any Holder or holders of Pari Passu Lien Indebtedness, to the extent necessary to subject to the Liens under the Collateral Documents such additional Capital Stock and other securities.

Notwithstanding the foregoing, any such Capital Stock excluded as Collateral under the Rule 3-16 Exception will not be excluded from the collateral securing the Senior Secured Credit Facilities as a result of being excluded as Collateral.

Section 15.02 Release of Collateral.

(a) Subject to Sections 15.02(b) and 15.03 hereof, the Issuer may be released from the Lien and security interest created by the Collateral Documents at any time or from time to time in accordance with the provisions of the Collateral Documents or as provided hereby. The Issuer and the Guarantors shall be entitled to a release of property and other assets included in the Collateral from the Liens securing the Notes, and the Collateral Agent (subject to receipt of an Officer’s Certificate and an Opinion of Counsel) shall release the same from such Liens at the Issuer’s sole cost and expense, under one or more of the following circumstances:

(i) to enable the Issuer or any Guarantor to sell, exchange or otherwise dispose of any of the Collateral (other than any such disposition to the Issuer or a Guarantor) to the extent not prohibited under Section 9.10 hereof;

(ii) in the case of a Guarantor that is released from its Guarantee with respect to all of the Notes, the release of the property and assets of such Guarantor;

(iii) pursuant to an amendment or waiver in accordance with Article 13 hereof;

(iv) if all of the Notes have been defeased pursuant to Article 12 hereof or satisfied and discharged pursuant to Article 16 hereof; or

(v) upon payment in full of the principal of, together with accrued and unpaid interest on, all of the Notes and all other Obligations related thereto under this Note Purchase Agreement, the Guarantees and the Collateral Documents with respect thereto, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid.

(b) Upon receipt of an Officer’s Certificate and an Opinion of Counsel certifying that all conditions precedent under this Note Purchase Agreement and the Collateral Documents, if any, to such release have been met and any necessary or proper instruments of termination, satisfaction or release have been prepared by the Issuer, the Collateral Agent shall execute, deliver or acknowledge (at the Issuer’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Note Purchase Agreement or the Collateral Documents. The Collateral Agent shall not be liable for any such release undertaken in good faith in reliance upon any such Officer’s Certificate or Opinion of Counsel, and notwithstanding any term hereof or in any Collateral Document to the contrary, the Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate and Opinion of Counsel.

Section 15.03 Permitted Releases Not To Impair Lien. Any release of Collateral permitted by Section 15.02 hereof shall be deemed not to impair the Liens under this Note Purchase Agreement and the Collateral Documents in contravention thereof and any Person that is required to deliver a certificate or opinion under this Note Purchase Agreement or any Collateral Document shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.

Section 15.04 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Collateral Agent to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 15 to be sold be under any obligation to ascertain or inquire into the authority of the Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 15.05 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 15 upon the Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or a Guarantor or of any officer or officers thereof required by the provisions of this Article 15.

Section 15.06 Release Upon Termination of the Issuer’s Obligations. Upon receipt by the Collateral Agent, in form and substance reasonably acceptable to it, of an Officer’s Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, all of the Notes and all other Obligations under this Note Purchase Agreement, the Guarantees and the Collateral Documents, that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid or (ii) the Issuer shall have exercised its legal defeasance option or its covenant defeasance option, in compliance with the provisions of Article 12, or its satisfaction and discharge option, in compliance with the provisions of Article 16 hereof, in each case with respect to all of the Notes, the Collateral Agent shall be deemed not to hold a Lien in the Collateral and at the expense of the Issuer shall execute any release documents prepared by the Issuer and do or cause to be done all other acts reasonably necessary to release such Lien.

Section 15.07 Collateral Agent.

(a) Each of the Holders by acceptance of the Notes hereby designates and appoints the Collateral Agent as its agent under this Note Purchase Agreement and the Collateral Documents and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Collateral Agent to take such action on its behalf under the provisions of this Note Purchase Agreement and the Collateral Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Note Purchase Agreement and the Collateral Documents, together with such powers as are reasonably incidental thereto. The provisions of this Section 15.09 are solely for the benefit of the Collateral Agent and neither any of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained herein other than as expressly provided in Section 15.02. Notwithstanding any provision to the contrary contained elsewhere in this Note Purchase Agreement and the Collateral Documents, the Collateral Agent shall not have any duties or responsibilities hereunder except those expressly stated herein nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Note Purchase Agreement and the Collateral Documents or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Note Purchase Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Note Purchase Agreement, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Note Purchase Agreement, and the Collateral Documents, including the exercise of remedies pursuant to Article 11, and any action so taken or not taken shall be deemed consented to by the Holders. Notwithstanding the foregoing, the Collateral Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the Collateral Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, including both before and after an Event of Default has occurred, unless and until the Collateral Agent shall have received instructions in respect thereof from the Holders of a majority in aggregate principal amount of the Notes then outstanding (or such other Holders as may be required, or as the Collateral Agent shall believe in good faith to be required, to give such instructions under this Note Purchase Agreement) and, upon receipt of such instructions from such Holders (or such other Holders, as the case may be), the Collateral Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that the Collateral Agent shall not be required to take any action that, in its opinion, could expose the Collateral Agent to liability or be contrary to any Collateral Document or applicable law, including any action that may be in violation of the automatic stay under the Bankruptcy Code.

(b) None of the Collateral Agent or any of its respective Affiliates shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Note Purchase Agreement or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Collateral Document or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), (ii) be liable for any action taken at the direction of the Holders of a majority in aggregate principal amount of the Notes then outstanding (or such other Holders as may be required, or as the Collateral Agent shall believe in good faith to be required, to give such instructions under this Note Purchase Agreement),or (iii) be responsible in any manner to any Holder for any recital, statement, representation, warranty, covenant or agreement made by the Issuer or any Grantor or Affiliate of any Grantor, or any officer or Affiliate thereof, contained in this Note Purchase Agreement or any indenture, any Collateral Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this or any other indenture or the Collateral Documents, or the validity, effectiveness, genuineness, enforceability or sufficiency of this or any other indenture or the Collateral Documents, or for any failure of any Grantor or any other party to this Note Purchase Agreement or the Collateral Documents to perform its obligations hereunder or thereunder. None of the Collateral Agent or any of its respective Affiliates shall be under any obligation to any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Note Purchase Agreement or any other indenture or the Collateral Documents or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(c) The Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Issuer, any Guarantor and their Affiliates as though it was not the Collateral Agent hereunder. The Holders acknowledge that, pursuant to such activities, the Collateral Agent or its Affiliates may receive information regarding any Grantor or its respective Affiliates (including information that may be subject to confidentiality obligations in favor of, any such Grantor or such Affiliate) and acknowledge that the Collateral Agent shall not be under any obligation to provide such information to the Holders. Nothing herein shall impose or imply any obligation on the part of the Collateral Agent to advance funds.

(d) The Collateral Agent is authorized and directed to (i) enter into the Collateral Documents, (ii) bind the Holders on the terms as set forth in the Collateral Documents and (iii) perform and observe its obligations under the Collateral Documents.

(e) The Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession.

(f) The Collateral Agent shall have no obligation whatsoever to any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Issuer or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Collateral Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Note Purchase Agreement or any Collateral Document, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given the Collateral Agent’s own interest in the Collateral and that the Collateral Agent shall have no other duty or liability whatsoever to any Holder as to any of the foregoing.

(g) No provision of this Note Purchase Agreement or any Collateral Document shall require the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds is not assured to it. The Collateral Agent shall be under no duty to exercise any of its rights or powers under this Note Purchase Agreement or any Collateral Document at the request or direction of any of the Holders unless the Holders have offered to the Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense.

(h) The Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by a responsible officer, unless it is proved that the Collateral Agent was grossly negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Issuer (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law), (iii) the Collateral Agent may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act.

(i) The Collateral Agent shall not be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Collateral Agent shall not be liable for any indirect, special or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(j) The Collateral Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.

(k) Before the Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(l) The Collateral Agent shall not be deemed to have notice of any Default or Event of Default unless an offficer of the Collateral Agent with direct responsibility for the administration of this Note Purchase Agreement has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Collateral Agent at the address specified in Section 18.01 hereof, and such notice references the Notes and this Note Purchase Agreement.

(m) In no event shall the Collateral Agent be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(n) If the Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Collateral Agent.

(o) The Collateral Agent shall have no duty (i) to cause the maintenance of any insurance, (ii) with respect to the payment or discharge of any tax, or (iii) with respect to the filing or refiling of any Collateral Document.

Section 15.08 Designations. Except as provided in the next sentence, for purposes of the provisions hereof requiring the Issuer to designate Indebtedness for the purposes of the term “Priority Payment Lien Obligations” or any other such designations hereunder, any such designation shall be sufficient if designated in accordance with the applicable provisions of the Intercreditor Agreement. For all purposes hereof and of the Intercreditor Agreement, the Issuer hereby designates the Obligations pursuant to the Credit Agreement as “Priority Payment Lien Obligations.”

ARTICLE 16

SATISFACTION AND DISCHARGE

Section 16.01 Satisfaction and Discharge. This Note Purchase Agreement shall be discharged and shall cease to be of further effect as to all Notes, when either:

(a) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Issuer for cancellation; or

(b) (i) all Notes not theretofore delivered to the Issuer for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Issuer for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Note Purchase Agreement to the extent that an amount is deposited with the Paying Agent equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Paying Agent on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Paying Agent simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) no Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Note Purchase Agreement or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Secured Credit Facilities or any other material agreement or instrument (other than this Note Purchase Agreement) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(iii) the Issuer has paid or caused to be paid all sums payable by it under this Note Purchase Agreement; and

(iv) the Issuer has delivered irrevocable instructions to the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

Notwithstanding the satisfaction and discharge of this Note Purchase Agreement, if money shall have been deposited with the Paying Agent pursuant to subclause (i) of clause (b) of this Section 16.01, the provisions of Section 16.02 and Section 12.06 hereof shall survive such satisfaction and discharge.

Section 16.02 Application of Trust Money. Subject to the provisions of Section 12.06 hereof, all money deposited with the Paying Agent pursuant to Section 16.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Note Purchase Agreement, to the payment, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Paying Agent; but such money need not be segregated from other funds except to the extent required by law.

If the Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 16.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Note Purchase Agreement and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 16.01 hereof; provided, that if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Paying Agent.

ARTICLE 17

EXPENSES

Section 17.01 Expense Reimbursement. Whether or not the transactions contemplated by this Note Purchase Agreement are consummated, the Issuer shall pay all of the Purchaser’s reasonable, documented and out-of-pocket costs and expenses, including all reasonable out-of-pocket costs and expenses arising in connection with the negotiation, preparation, execution and delivery of the Transaction Documents, all stamp, documentary, other issuance, transfer or similar taxes payable by the Purchaser in connection with the offer and sale of the Notes to the Purchaser, and any and all amendments, consents, waivers or other documents or instruments relating thereto (whether or not such amendments, consents or waivers become effective), and the purchase of the Notes and any due diligence investigation performed by the Purchaser and the reasonable fees and expenses of a single special counsel to the Purchaser, in connection with the Purchaser’s negotiation, preparation, execution and delivery of the Transaction Documents, and any and all consents, waivers or other documents or instruments relating thereto, and the Purchaser’s purchase of the Notes; provided that all costs, fees and expenses payable by the Issuer to the Purchaser pursuant to this Section 17.01 shall not exceed $175,000.

ARTICLE 18

MISCELLANEOUS

Section 18.01 Notices. Any notice or communication by the Issuer, any Guarantor or the Purchaser to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer and/or any Guarantor:

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: General Counsel

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Facsimile: (212) 455-2502

Attention: Igor Fert

If to the Purchaser:

[NAME OF PURCHASER]

[ADDRESS OF PURCHASER]

Facsimile: [                    ]

Attention: [                    ]

If to the Collateral Agent:

Wilmington Trust, National Association

166 Mercer Street, Suite 2R

New York, NY 10012

Facsimile: (212) 941-4415

Attention: Adam Berman

The Issuer, any Guarantor, the Purchaser and the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Where this Note Purchase Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuer sends a notice or communication to Holders, it shall send a copy to each Agent and the Collateral Agent at the same time.

Section 18.02 Rules by Agents. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 18.03 No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their direct or indirect parent companies (other than the Issuer and the Guarantors) shall have any liability, for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or this Note Purchase Agreement or any joinder to this Note Purchase Agreement or the Collateral Documents or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 18.04 Compensation and Indemnity The Issuer shall pay to the Collateral Agent such compensation for its acceptance hereof and services hereunder, as the parties shall agree in writing from time to time. The Collateral Agent’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer and the Guarantors, jointly and severally, shall reimburse the Collateral Agent promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Collateral Agent and its officers, directors, employees, agents and any predecessor collateral agent and its officers, directors, employees and agents for, and hold the Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this Note Purchase Agreement and the performance of its duties hereunder or under the Collateral Documents (including the reasonable costs and expenses of enforcing this Note Purchase Agreement or the Collateral Documents against the Issuer or any of the Guarantors (including this Section 18.04) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor or any holder of Pari Passu Lien Indebtedness, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or under the Collateral Documents) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Issuer shall not relieve the Issuer and the Guarantors of their obligations hereunder. The Issuer shall defend the claim and the Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Collateral Agent through its own willful misconduct, negligence or bad faith. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuer under this Section 18.04 shall survive the satisfaction and discharge of this Note Purchase Agreement or the earlier resignation or removal of the Collateral Agent. Notwithstanding anything to the contrary set forth herein, to secure payment of the obligations of the Issuer and the Guarantors in this Section 18.04, the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Collateral Agent under this Note Purchase Agreement. Such Lien shall survive the satisfaction and discharge of this Note Purchase Agreement.

Section 18.05 Confidentiality. The Purchaser agrees that it will not disclose without the prior written (including e-mail) consent of Holdings or the Issuer (other than to its employees, auditors, investors, partners, advisors or counsel, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and who are made aware of and agree to comply with the provisions of this Section 18.05, in each case on a confidential and need-to-know basis) any information which has been furnished to the Purchaser in connection with its evaluation of an investment in the Notes and of the other transactions referred to herein or is now or in the future furnished pursuant to this Note Purchase Agreement or any other Transaction Document; provided that the Purchaser may disclose any such information (i) as was or has become generally available to the public other than by virtue of a breach of this Section 18.05 or any other confidentiality obligation by the Purchaser or any other Person to whom the Purchaser has provided such information as permitted by this Section 18.05, (ii) as may be required in any report, statement or testimony required to be submitted to any state or federal regulatory body having or claiming to have jurisdiction over the Purchaser or to the SEC or similar organizations (whether in the United States of America or elsewhere) or their successors, (iii) as may be required or in the opinion of counsel appropriate in respect of any summons or subpoena or in connection with any litigation, (iv) as may be required or in the opinion of counsel appropriate in order to comply with any law, order, regulation or ruling applicable to the Purchaser, (v) in protecting and enforcing the Purchaser’s rights with respect to the Transaction Documents, and (vi) to any prospective or actual Holder, in connection with any contemplated transfer of any of the Notes by the Purchaser; provided that prior to or concurrently with any disclosure of information to any Person pursuant to this clause (vi) any such prospective or actual Holder expressly agrees in writing to keep such information confidential in accordance with this Section 18.05. The Purchaser agrees that in the event it intends to disclose confidential information in accordance with this Section 18.05, it shall, to the extent reasonably practicable, provide Holdings and the Issuer notice of such requirement prior to making any disclosure so that Holdings or the Issuer may seek an appropriate protective order or confidential treatment of the information being disclosed.

Section 18.06 Governing Law. THIS NOTE PURCHASE AGREEMENT, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 18.07 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS, AND THE PURCHASER (1) AGREE TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE PURCHASE AGREEMENT OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE PURCHASE AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 18.08 No Adverse Interpretation of Other Agreements. This Note Purchase Agreement may not be used to interpret any indenture, loan or debt agreement of the Issuer or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Note Purchase Agreement.

Section 18.09 Successors. All agreements of the Issuer in this Note Purchase Agreement and the Notes shall bind its successors. All agreements of the Purchaser in this Note Purchase Agreement shall bind their successors. All agreements of each Guarantor in this Note Purchase Agreement shall bind its successors, except as otherwise provided in Section 11.06 hereof.

Section 18.10 Severability. In case any provision in this Note Purchase Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 18.11 Counterpart Originals. The parties may sign any number of copies of this Note Purchase Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. This Note Purchase Agreement may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Note Purchase Agreement and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Note Purchase Agreement as to the parties hereto and may be used in lieu of the original Note Purchase Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 18.12 Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Note Purchase Agreement have been inserted for convenience of reference only, are not to be considered a part of this Note Purchase Agreement and shall in no way modify or restrict any of the terms or provisions hereof.

Section 18.13 USA Patriot Act. Each Holder that is subject to the requirements of the Patriot Act hereby notifies the Issuer that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify, and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow such Holder to identify the Issuer in accordance with the Patriot Act.

Section 18.14 Intercreditor Agreement Governs. Each Holder, by its acceptance of a Note, (a) consents to the terms of the Intercreditor Agreement, including the priority of payment provisions of such Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Collateral Agent to enter into the Intercreditor Agreement as “Collateral Agent,” and on behalf of such Holder. The foregoing provisions are intended as an inducement to the lenders under the Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Intercreditor Agreement.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be duly executed as of the date first above written.

APX GROUP, INC.

By:
Name:
Title:

APX GROUP HOLDINGS, INC.

By:
Name:
Title:

Vivint Group, Inc.
AP AL LLC
Farmington IP LLC
IPR LLC
Smartrove Inc.
Space Monkey, LLC
Vivint Wireless, Inc.
Vivint FireWild, LLC
ARM Security, Inc.
Vivint, Inc.
Vivint Purchasing, LLC
313 Aviation, LLC
VIVINT LOUISIANA LLC

By:
Name:
Title:

Signature page to Note Purchase Agreement

[NAME OF PURCHASER], as a Purchaser

By:
Name:
Title:

Signature page to Note Purchase Agreement

Wilmington Trust, National Association, as collateral agent

By:
Name:
Title:

Signature page to Note Purchase Agreement

APPENDIX A

PROVISIONS RELATING TO NOTES

Section 1.1 Definitions.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Note Purchase Agreement.

Section 2.1 Transfer and Exchange.

(a) Any Holder may at any time transfer to one or more transferees all or a portion of its Notes subject to such transfer’s compliance with the provisions of the Note Purchase Agreement and subject to the prior written consent of the Issuer.

(b) Prior to the registration of transfer or exchange, the requesting Holder shall present or surrender to the Note Registrar the Notes duly endorsed or accompanied by a written instruction of transfer in a form satisfactory to the Note Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition:

(i) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(ii) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(iii) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates required by item (3) thereof, if applicable.

Section 3.1 Legend.

Each Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form (the “Private Placement Legend”):

THIS NOTE (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE “SECURITIES ACT”), AND THIS NOTE MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) THIS NOTE MAY BE OFFERED, RESOLD, PLEDGED

Appendix A-1

OR OTHERWISE TRANSFERRED, ONLY (I) TO THE ISSUER, HOLDINGS OR ANY SUBSIDIARY THEREOF, (II) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (III) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 AND RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (IV) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (V) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (VI) TO AN “INSTITUTIONAL ACCREDITED INVESTOR” (AS DEFINED IN RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE ISSUER A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE REGISTRATION OF TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE ISSUER) AND CERTIFICATION ACCEPTABLE TO THE ISSUER THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT, (B) IN EACH OF CASES (A)(I) THROUGH (VI) SUCH TRANSACTIONS ARE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, AND (C) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS NOTE FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE.

AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY RULE 902 OF REGULATION S UNDER THE SECURITIES ACT.

Appendix A-2

EXHIBIT A

[Face of Note]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Note Purchase Agreement]

$[        ]

8.875% Senior Secured Note due 2022

No.	$[ ]

APX Group, Inc., a Delaware corporation, promises to pay to [NAME OF PURCHASER] (the “Purchaser”), or registered assigns, the principal sum of          United States Dollars on December 1, 2022.

Interest Payment Dates: June 1 and December 1, commencing on June 1, 2016

Record Dates: May 15 and November 15

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

APX GROUP, INC.

By:
Name:
Title:

[Back of Note]

8.875% Senior Secured Note due 2022

Capitalized terms used herein shall have the meanings assigned to them in the Note Purchase Agreement referred to below unless otherwise indicated.

1. Maturity. Subject to the “Springing Maturity” provision in Section 2.01(b) of the Note Purchase Agreement and except as described below, the Notes shall mature on December 1, 2022. If on the 91st day prior to the maturity of the Issuer’s 2020 Notes (such 91st day, the “Springing Maturity Date”), more than an aggregate principal amount of $190.0 million of such 2020 Notes are either outstanding or have not been refinanced with (a) Permitted Notes Refinancing Debt, (b) net proceeds of an issuance of Capital Stock of Holdings (other than Disqualified Stock) to a person other than a subsidiary of Holdings and/or (c) a capital contribution to Holdings from a person other than a subsidiary of Holdings, then the maturity of the Notes shall be the Springing Maturity Date. “Permitted Notes Refinancing Debt” means Indebtedness that (i) does not mature earlier than the Notes and (ii) does not have a Weighted Average Life to Maturity shorter than the then remaining Weighted Average Life to Maturity of the Notes. Any provisions relating to the determination of a minimum tenor, maturity or weighted average life with respect to any permitted Indebtedness (including without limitation Refinancing Indebtedness) in the Note Purchase Agreement shall assume (solely for purposes of such determination) that the first two sentences of this “Springing Maturity” section do not apply.

2. Interest. APX Group, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at a rate per annum of 8.875% from October 19, 2015 until maturity. The Issuer will pay interest on this Note semi-annually in arrears on June 1 and December 1 of each year, beginning June 1, 2016, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuer will make each interest payment to the Holder of record of this Note on the immediately preceding May 15 and November 15 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including October 19, 2015. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

3. Method of Payment. The Issuer will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.11 of the Note Purchase Agreement with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose pursuant to Section 9.02 of the Note Purchase Agreement or, at the option of the Issuer, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders, provided, that all cash payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Issuer or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

4. Paying Agent, Transfer Agent and Registrar. Initially, the Issuer will act as Paying Agent, Transfer Agent and Registrar. The Issuer may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders.

5. Note Purchase Agreement. The Issuer issued the Notes under a Note Purchase Agreement, dated as of October 19, 2015 (as amended, supplemented or otherwise modified from time to time, the “Note Purchase Agreement”), among the Issuer, the Guarantors from time to time party thereto and the Purchaser. This Note is one of a duly authorized issue of notes of the Issuer designated as its 8.875% Senior Secured Notes due 2022. The terms of the Notes include those stated in the Note Purchase Agreement. The Notes are subject to all such terms, and

Holders are referred to the Note Purchase Agreement for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Note Purchase Agreement, the provisions of the Note Purchase Agreement shall govern and be controlling.

6. Optional Redemption.

(c) Except as described below under clauses (b), (d) and (e) of this Section 6 and in clauses (a), (c) and (d) of Section 8.06 of the Note Purchase Agreement, the Notes will not be redeemable at the Issuer’s option prior to December 1, 2018.

(d) At any time prior to December 1, 2018, the Issuer may on one or more occasions redeem all or a part of the Notes, upon notice in accordance with Section 8.02 of the Note Purchase Agreement, at a redemption price equal to the sum of (i) 100.0% of the principal amount of the Notes redeemed, plus (ii) the Applicable Premium as of the date of redemption (the “Redemption Date”), plus (iii) accrued and unpaid interest to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(e) On and after December 1, 2018, the Issuer may redeem the Notes, in whole or in part, upon notice in accordance with Section 8.02 of the Note Purchase Agreement, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below:

Year	Percentage
2018	104.500%
2019 and thereafter	100.000%

(f) Until December 1, 2018, the Issuer may, at its option, and on one or more occasions, redeem up to 35.0% of the aggregate principal amount of Notes issued under the Note Purchase Agreement at a redemption price equal to 108.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds received by it from one or more Equity Offerings or a contribution to the Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering; provided, that (A) at least 50.0% of the aggregate principal amount of Notes issued under the Note Purchase Agreement on the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (B) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(g) At any time and from time to time prior to December 1, 2018, the Issuer may at its option redeem during each 12-month period commencing with the Issue Date up to 10% of the aggregate principal amount of the Notes issued hereunder upon notice in accordance with Section 8.02 of the Note Purchase Agreement at a redemption price equal to 103% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest to the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(h) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 8.01 through 8.05 of the Note Purchase Agreement. Notice of any redemption, whether in connection with an Equity Offering or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering. The Issuer, the Investors and their respective Affiliates may acquire the Notes by means other than a redemption pursuant to this paragraph 5, whether by tender offer, open market purchases, negotiated transactions or otherwise.

7. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

8. Notice of Redemption. Subject to Section 8.02 of the Note Purchase Agreement, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, ten (10) Business Days before the Redemption Date to each Holder whose Notes are to be redeemed at such Holder’s registered address. No Notes of less than $2,000 and integral multiples of $1,000 in excess thereof can be redeemed or purchased in part, except that if all the Notes of a Holder are to be redeemed or purchased, the entire amount of Notes held by such Holder even if not in a principal amount of at least $2,000 or an integral multiple thereof, shall be redeemed or purchased. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

9. Offers to Repurchase. Upon the occurrence of a Change of Control, the Issuer shall make a Change of Control Offer in accordance with Section 9.14 of the Note Purchase Agreement. In connection with certain Asset Sales, the Issuer shall make an Asset Sale Offer as and when provided in accordance with Sections 8.08 and 9.10 of the Note Purchase Agreement.

Other than as specifically provided in Section 8.08 or Section 9.10 of the Note Purchase Agreement, any purchase pursuant to Section 8.08 of the Note Purchase Agreement shall be made pursuant to the applicable provisions of Sections 8.01 through 8.05 of the Note Purchase Agreement, and references therein or herein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase,” “Purchase Date” and similar words, as applicable.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Note Purchase Agreement. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Note Purchase Agreement. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

11. Security. The Notes shall be secured by the Collateral on the terms and subject to the conditions set forth in the Note Purchase Agreement and the Collateral Documents. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with their terms and the Note Purchase Agreement and authorizes and directs the Collateral Agent to enter into the Collateral Documents, and to perform its obligations and exercise its rights thereunder in accordance therewith.

12. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

13. Amendment, Supplement and Waiver. The Note Purchase Agreement, the Guarantees or the Notes may be amended or supplemented as provided in the Note Purchase Agreement.

14. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 11.01 of the Note Purchase Agreement. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 11.01(a) of the Note Purchase Agreement) occurs and is continuing under the Note Purchase Agreement, the Holders of at least 25.0% in principal amount of the then total outstanding Notes may, by notice to the Issuer, specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration”, declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 11.01(a) of the Note Purchase Agreement, all outstanding Notes will become due and payable without further action or notice. Holders may not enforce the Note Purchase Agreement, the Notes or the Guarantees except as provided in the Note Purchase Agreement. The Holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of all the Holders waive any existing Default and its consequences under the Note Purchase Agreement (except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder) (including in connection with an Asset Sale Offer or a Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences under the Note Purchase Agreement (except if such rescission would conflict with any judgment of a court of competent jurisdiction). The Issuer is required to deliver to the Holders annually a statement regarding compliance with the Note Purchase Agreement, and the Issuer is required to promptly (which shall be no more than 20 Business Days after becoming aware of any Default) to deliver to the Holders a statement specifying such Default and what action the Issuer proposes to take with respect thereto.

15. Governing Law. THE NOTE PURCHASE AGREEMENT, THIS NOTE AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

16. CUSIP Numbers and ISINs. The Issuer may use CUSIP numbers and ISINs (in each case, if then generally in use). The Issuer will as promptly as practicable notify the Holders in writing of any change in the CUSIP numbers and ISINs. No representation will be made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Note Purchase Agreement. Requests may be made to the Issuer at the following address:

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: General Counsel

With a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Facsimile: (212) 455-2502

Attention: Igor Fert

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Issuer).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 9.10 or 9.14 of the Note Purchase Agreement, check the appropriate box below:

☐  Section 9.10                    ☐  Section 9.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 9.10 or Section 9.14 of the Note Purchase Agreement, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Issuer).

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

c/o APX Group, Inc.

4931 North 300 West

Provo, UT 84604

Facsimile: (801) 705-8087

Attention: General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Facsimile: (212) 455-2502

Attention: Igor Fert

Re: FORM OF CERTIFICATE OF TRANSFER

Reference is hereby made to the Note Purchase Agreement, dated as of October 19, 2015 (the “Agreement”), among APX Group, Inc., as issuer (the “Company”), the Guarantors listed on the signature pages thereto and the purchaser listed on the signature pages thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

                    , (the “Transferor”) owns and proposes to transfer the Note, in the principal amount of $         (which principal amount is at least $1,000,000) in such Note (the “Transfer”), to                      (the “Transferee”). In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the Note is being transferred to a Person that the Transferor reasonably believes is purchasing the Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Agreement, the transferred Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Note and in the Agreement and the Securities Act.

2. ☐ Check if Transferee will take delivery of a Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act and, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Agreement, the transferred Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Note and in the Agreement and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to Holdings or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Institutional Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to the Note and the requirements of the exemption claimed, which certification is supported by a certificate executed by the Transferee in the form of Exhibit H to the Agreement, to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Agreement, the transferred Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Note and in the Agreement and the Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

The Transferee hereby confirms that all certifications contained herein are true and correct.

[Insert Name of Transferee]

By:
Name:
Title:

Dated:                     .

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

CLOSING CERTIFICATE

OF

APX GROUP, INC.

October 19, 2015

Reference is made to the Note Purchase Agreement, dated as of October 19, 2015, among APX Group Inc., a Delaware corporation (“APX”), as issuer, the guarantors listed on the signature pages thereto, the purchaser party thereto and Wilmington Trust, National Association as Collateral Agent (the “Note Purchase Agreement”). Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Note Purchase Agreement.

The undersigned, each in the capacity designated in such signature line (the “Witnessing Officer”), with respect to each company listed on Schedule I hereto (each, a “Company”), hereby certifies as of the date hereof, pursuant to Section 5.02 of the Note Purchase Agreement, that:

The undersigned officer (opposite such Witnessing Officer) (the “Certifying Officer”) is a duly elected officer or director (with the position indicated in such signature line) of such Company or of a member of such Company and the signature set forth on the signature line for such officer or director below is such officer’s or director’s true and genuine signature, and such officer or director is duly authorized to execute and deliver, on behalf of such Company, the Transaction Documents to be delivered by such Company.

The Certifying Officer of each Company certifies as follows:

1. Attached hereto as Exhibit A is a complete and correct copy of the resolutions duly adopted by the Board of Directors, Board of Managers or Member, as applicable, of each Company authorizing the execution, delivery and performance of the Notes, the Note Purchase Agreement and each other Transaction Document to which such Company is a party; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only proceedings of each Company now in force relating to or affecting the matters referred to therein.

2. Attached hereto as Exhibit B is a true and complete copy of (i) a certificate of good standing of each Company and (ii) the certificate of incorporation or certificate of formation, as applicable, of each Company as in effect on the date hereof. No action has been taken to amend, modify or rescind such certificate of incorporation or certificate of formation, as applicable, since the date of such certificate of incorporation or certificate of formation, as applicable.

3. Attached hereto as Exhibit C is a true and complete copy of the by-laws or limited liability company agreement, as applicable, of each Company as in effect on the date hereof. No action has been taken to amend, modify or rescind such by-laws or limited liability company agreement, as applicable, since the date of such by-laws or limited liability company agreement, as applicable.

4. Attached hereto as Exhibit D is a list of duly elected and qualified officers of each Company holding the offices indicated next to their respective names. The signatures appearing opposite their respective names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver, on behalf of each Company, the Note Purchase Agreement and each other Transaction Document to which such Company is a party, as applicable, and any certificate or other document to be delivered by any Company pursuant to any Transaction Document to which such Company is a party.

C-1

[SUBSIDIARY GUARANTOR]

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date first set above.

Name:	Dale Gerard	Name:	Nathan Wilcox
Title:	Senior VP of Finance & Treasurer	Title:	Secretary

C-2

EXHIBIT D

OPINIONS

D-1

EXHIBIT E

[FORM OF JOINDER TO THE NOTE PURCHASE AGREEMENT

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Joinder to the Note Purchase Agreement (this “Joinder to the Note Purchase Agreement”), dated as of                     , by                      (the “Guaranteeing Subsidiary”), a subsidiary of APX Group, Inc., a Delaware corporation (the “Issuer”).

W I T N E S S E T H

WHEREAS, the Issuer, the other Guarantors (as defined therein) and the purchaser party thereto have heretofore executed a Note Purchase Agreement (the “Note Purchase Agreement”), dated as of October 19, 2015, providing for the issuance of $300.0 million in aggregate principal amount of the Issuer’s 8.875% Senior Secured Notes due 2022 (the “Notes”);

WHEREAS, the Note Purchase Agreement provides that under certain circumstances the Guaranteeing Subsidiary shall execute a joinder to the Note Purchase Agreement pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Note Purchase Agreement on the terms and conditions set forth herein and under the Note Purchase Agreement (the “Guarantee”); and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Note Purchase Agreement.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Note Purchase Agreement and all other documents it deems necessary to review in order to enter into this Joinder to the Note Purchase Agreement, and acknowledges and agrees to (i) join and become a party to the Note Purchase Agreement as indicated by its signature below; (ii) be bound by the Note Purchase Agreement, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Note Purchase Agreement. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Purchase Agreement, including, but not limited to, Article 14 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guaranteeing Subsidiary (other than the Issuer and the Guarantors) shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Note Purchase Agreement, the Collateral Documents or this Joinder to the Note Purchase Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS JOINDER TO THE NOTE PURCHASE AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Joinder to the Note Purchase Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. This

Joinder to the Note Purchase Agreement may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Joinder to the Note Purchase Agreement and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Joinder to the Note Purchase Agreement as to the parties hereto and may be used in lieu of the original Joinder to the Note Purchase Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Note Purchase Agreement. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and this Supplemental Note Purchase Agreement and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(9) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Note Purchase Agreement shall bind its Successors, except as otherwise provided in this Supplemental Note Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Note Purchase Agreement to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

SCHEDULE I

[NAME OF PURCHASER]	$300,000,000

SCH-1